EXHIBIT 2.1



CONFORMED COPY

                             DATED 19 NOVEMBER 2001
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                      EASTERN ELECTRICITY HOLDINGS LIMITED             (1)

                              TXU EUROPE GROUP PLC                     (2)

                                       AND

                          LONDON ELECTRICITY GROUP PLC                 (3)



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                                SALE AND PURCHASE
                                    AGREEMENT
                                   RELATING TO
                           EASTERN ELECTRICITY LIMITED

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                               [NORTON ROSE LOGO]


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                                    CONTENTS

CLAUSE                                                                    PAGE

1      Definitions and interpretation........................................1

2      Conditions precedent..................................................5

3      Sale of the Sale Shares...............................................7

4      Consideration.........................................................7

5      Completion............................................................7

6      Purchase Price Adjustment and other post-completion matters...........9

7      EE Holdco's and the Buyer's Warranties and Indemnity.................10

8      Buyer's remedies; EE Holdco protections..............................12

9      Pensions.............................................................12

10     Conduct of Business..................................................12

11     Confidentiality......................................................14

12     EE Holdco Guarantee..................................................14

13     Assignability........................................................14

14     Remedies to be cumulative............................................15

15     Costs................................................................15

16     Further assurance....................................................15

17     Announcements........................................................15

18     Entire agreement.....................................................15

19     Miscellaneous........................................................16

20     Notices..............................................................16

21     Choice of law and submission to jurisdiction.........................17


Schedule 1 Warranties.......................................................18
       Part A - Definitions.................................................18
       Part B - General Warranties..........................................21
       Part C - EE Warranties...............................................23

Schedule 2 Limitations on EE Holdco's liability.............................32

Schedule 3 Purchase Price Adjustment Mechanism..............................37

Schedule 4 Basic information about EE.......................................42


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Schedule 5 Pensions.........................................................43

Schedule 6 Clawback Sum.....................................................62


AGREED FORM DOCUMENTS

Option Agreement
Tax Deed
Trademark Licence Variation Deed
24 Seven S&P
TXUE Guarantee


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THIS AGREEMENT is dated 19 November 2001 and is made BETWEEN:

(1) EASTERN ELECTRICITY HOLDINGS LIMITED (No. 4191756) (a company incorporated under the laws of England and Wales) whose registered office is at Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ ("EE HOLDCO");

(2) TXU EUROPE GROUP PLC (No. 3247622) (a company incorporated under the laws of England and Wales) whose registered office is at The Adelphi, 1-11 John Adam Street, London WC2N 6HT (the "GUARANTOR"); and

(3) LONDON ELECTRICITY GROUP PLC (No. 2366852) (a company incorporated under the laws of England) whose registered office is at Templar House, 81-87 High Holborn, London WC1V 6NU (the "BUYER").

WHEREAS:

(A) EE has an authorised share capital of (pound)200,000,000 divided into 400,000,000 ordinary shares of 50p each, of which 251,513,142 such shares have been issued and are fully paid and are legally and beneficially owned by EE Holdco.

(B) Subject to satisfaction of the conditions set out in this Agreement, this Agreement provides for EE Holdco to sell, and the Buyer to purchase, all the issued ordinary shares in EE.

(C) The Guarantor has agreed to guarantee the obligations of EE Holdco, in the manner set out in this Agreement.

(D) This Agreement is being entered into simultaneously with the 24 Seven S&P (as defined below) and completion of the 24 Seven S&P is conditional only on completion of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

       "BUSINESS ASSETS" has the meaning given to it in part A of schedule 1;

       "BUSINESS DAY" means a day on which banks are open for a full range of domestic transactions in the City of London (excluding Saturdays) and "BUSINESS DAYS" shall be construed accordingly;

       "CA 1985"  means the Companies Act 1985;

       "COMPETENT AUTHORITY" means and includes (whether having a distinct legal personality or not):

       (a)    OFGEM;

       (b)    the Department of Trade & Industry;

       (c)    the Secretary of State for Trade and Industry;

       (d)    the Financial Services Authority;

       (e)    the London Stock Exchange;

       (f)    the Office of Fair Trading;

       (g)    the Competition Commission;


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       (h)    the United States Securities and Exchange Commission;

       (i)    the Texas Public Utilities Commission;

       (j) any other supra-national, national or local government authority commission, department or organ of the United Kingdom or the European Union or the United States of America or any sub-division of it; or

       (k) any association, organisation or institution of which any of (a) to (h) above (inclusive) is a member,

       in each case as may be replaced from time to time by statute;

       "COMPLETION" means completion of the transactions contemplated by clause 5.1 of this Agreement;

       "COMPLETION DATE" means the date of Completion;

       "DISCLOSURE LETTER" has the meaning given to it in part A of schedule 1;

       "DISTRIBUTION BUSINESS" has the meaning given to it in part A of schedule 1;

       "DISTRIBUTION LICENCE" means the electricity distribution licence that has come into effect in relation to EE pursuant to section 6.1(c) of the Electricity Act 1989 as amended by the Utilities Act 2000;

       "EE" means Eastern Electricity Limited (No. 2366906) (a company incorporated under the laws of England and Wales) whose registered office is at Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ (basic information about EE being set out in schedule 4);

       "EE WARRANTIES" means the warranties set out in part C of schedule 1;

       "EUROPEAN COMMISSION" means the Commission of the European Communities;

       "GENERAL WARRANTIES" means the warranties set out in Part B of schedule 1;

       "GROUP" means, in relation to any company, that company and any company which is a holding company or subsidiary of that company and any subsidiary of such holding company; and for the purposes of this Agreement "SUBSIDIARY" and "HOLDING COMPANY" have the meanings ascribed thereto by sections 736 and 736A CA 1985;

       "ICTA 1988" means the Income and Corporation Taxes Act 1988;

       "OFGEM" means the Office of Gas and Electricity Markets or, as the case may be, the Gas and Electricity Markets Authority or such replacement entity from time to time;

       "OPTION AGREEMENT" means the property option agreement between the Guarantor and 24 Seven in the agreed form;

       "PES LICENCE" means the Public Electricity Supply licence dated 26 March 1990 granted to EE by the Secretary of State under Section 6 of the Electricity Act 1989, as amended, modified, or substituted from time to time;

       "PRE-CONTRACTUAL STATEMENT" means any agreement, undertaking, representation, warranty, statement, promise, assurance or arrangement of any nature whatsoever (whether or not in writing, whether express or implied and whether or not in draft form) made or given by any person at any time prior to the execution of this Agreement in connection with EE, EE Holdco or any of the matters contemplated by the Transaction Documents (or any of them);

       "PURCHASE PRICE" means (pound)460,000,000;


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       "REGULATION" means Council Regulation (EEC) No 4064/89 (as amended by
       Council Regulation (EEC) No 1310/97);

       "REGULATORY DIRECTIVE" means any present or future directive, request, requirement, instruction, instrument, order, direction or rule of any Competent Authority or any present or future term or condition of, or limitation in, the Distribution Licence and any provision of any present or future document with which any of the foregoing requires compliance (but, if not having the force of law, only if compliance with any of the foregoing is in accordance with the general practice of the majority of persons to whom any of the foregoing is addressed) and includes any proposal to modify the Distribution Licence contained in any notice served under section 11 of the Electricity Act 1989 and any modification, extension or replacement of any of the above from time to time in force;

       "SALE SHARES" means the 251,513,142 ordinary shares of EE to be purchased by the Buyer under this Agreement;

       "24 SEVEN" means 24 Seven Utility Services Limited, a company registered in England under no. 3870728 whose registered office is at Harold Hill, Spilsby Road, Romford, Essex RM3 8UB;

       "24 SEVEN S&P" means the agreement to be dated the date of this Agreement made between the Guarantor and the Buyer relating to the sale by the Guarantor of its shares in 24 Seven in the agreed form;

       "24 SEVEN UNDERTAKING" means the deed executed by the Guarantor in favour of EE dated 28 March 2000;

       "TAX" or "TAXATION" shall have the meaning set out in the Tax Deed;

       "TAXATION LIABILITY" shall have the meaning set out in the Tax Deed;

       "TAX DEED" means a deed in the agreed form to be entered into between EE Holdco and the Buyer pursuant to clause 5.1.4;

       "TRADEMARK LICENCE AGREEMENT" means the trademark licence agreement dated 1 October 2001 between TUK and EE;

       "TRADEMARK LICENCE VARIATION DEED" means the deed of variation of the Trademark Licence Agreement in the agreed form;

       "TRANSACTION DOCUMENTS" means this Agreement, the Disclosure Letter, the Tax Deed, the 24 Seven S&P, the Option Agreement, the Trademark Licence Variation Deed and all other agreements and documents from time to time delivered by any Party under them;

       "TRANSFER SCHEME" means the scheme made by EE pursuant to Part 1 of
       Schedule 7 of the Utilities Act 2000 and approved by the Secretary of State that took effect (without amendment) on 1 October 2001;

       "TUK" means TXU UK Limited (No. 2937796) (a company incorporated under the laws of England and Wales) whose registered office is at Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ;

       "TXU CORP" means TXU Corp. whose principal place of business is at 1601 Bryan Street, Dallas, Texas 75201;

       "TXU CORP UNDERTAKING" means the undertaking given by TXU Corp. to the Secretary of State dated 15 April 1998;

       "TXUE" means TXU Europe Limited (No. 3505836) (a company incorporated under the laws of England and Wales) whose registered office is at The Adelphi, 1-11 John Adam Street, London WC2N 6HT;


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       "TXUE GUARANTEE" means the guarantee given by TXUE in favour of the Buyer in the agreed form;

       "TXU INTERCOMPANY" means any amount standing on inter-company account between, on the one hand, EE, and, on the other hand, EE Holdco, the Guarantor or any other member of the Guarantor's Group (excluding the amount owing by EE in respect of the dividend referred to in clause 5.1.6(b) or the funding of it);

       "WARRANTIES" means the General Warranties and the EE Warranties;

       "2005 NOTES" means the EUR 500,000,000 Secured 7.00 per cent Notes due 2005 of TXU Europe Funding Limited; and

       "2035 NOTES" means the (pound)301,000,000 35 Put 5 Resettable Securities due 2035 of TXU Eastern Funding Company guaranteed by TXU Europe Limited.

1.2    In this Agreement:

          (a) any document expressed to be "in the agreed form" means a document in a form approved by (and for the purpose of identification signed by or on behalf of) each of the Parties;

          (b) references to clauses and schedules are unless otherwise stated to clauses of and the schedules to this Agreement;

          (c) subject to paragraph (d) below, references to "this Agreement" shall be to this Agreement including the schedules hereto and references to "the Parties" shall be to the parties to this Agreement;

          (d) where the context requires, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended, novated or supplemented in accordance with its terms, or, as the case may be, with the agreement of the relevant parties;

          (e) references to any enactment (meaning any statute or statutory provision, whether of the United Kingdom or elsewhere, subordinate legislation (as defined by section 2(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision) shall be construed as references to:

               (i) any enactment which that enactment has directly or indirectly replaced (whether with or without notification); and

               (ii) that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date hereof;

          (f) words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

          (g) the headings to the clauses and the schedules are for convenience only and shall not affect the construction or interpretation of this Agreement;

          (h) the Interpretation Act 1978 shall apply in the same way as it applies to an enactment; and

          (i) unless specified to the contrary, "material" shall mean material in the context of the Distribution Business taken as a whole and "material adverse affect" shall be construed as a material adverse effect on the Distribution Business as a whole, and cognate expressions shall be construed accordingly in each case.


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2      CONDITIONS PRECEDENT

2.1 Each Party agrees that this Agreement (save for this clause 2 and (save to the extent specified therein) clause 5.2 and clauses 11 to 21 inclusive) is conditional upon the conditions set out in clause 2.2 having been fulfilled or waived in accordance with that clause 2.2.

2.2    The conditions referred to in clause 2.1 are:

          (a) that the Secretary of State has agreed to release the Guarantor from the 24 Seven Undertaking and TXU Corp from the TXU Corp Undertaking and any other relevant person has released EE Holdco and/or any other member of TXU's Group from any other existing regulatory undertakings relating to the Distribution Business;

          (b) either (i) a decision is issued under Article 9 of the Regulation referring the whole of the transaction contemplated by the Transaction Documents to the competent authorities of the United Kingdom, or (ii) the European Commission issues a decision under
               Article 6(1)(b) (or, if EE Holdco elects not to exercise its termination right under clause 2.6, under Article 8(2)) of the Regulation declaring in terms reasonably satisfactory to the Buyer that such transaction, or any part of such transaction not referred to the competent authorities of the United Kingdom, is compatible with the common market;

          (c) the passing of an extraordinary resolution by the holders of the 2005 Notes to direct TXU Europe Funding Limited to take all requisite steps to agree to and implement all appropriate modifications to the 2035 Notes so that the transactions contemplated by this Agreement will not result in a breach of, or an event of default under, the terms of the 2035 Notes and the implementation of such direction;

          (d) that the Distribution Licence has neither been revoked nor has been subject to a suspension (provided that this condition may be satisfied if any such suspension is lifted prior to Completion without further obligation on EE) and that neither EE nor any other member of the Guarantor's Group has received from OFGEM notice (or a threat to serve such a notice) of any enforcement order (in accordance with the Electricity Act 1989) for breach of the Distribution Licence which has not been complied with; and

          (e) TXUE has either (i) obtained any consent or waiver required under the terms of its existing syndicated and bilateral banking facilities (which are listed in Appendix 30 to the Disclosure Letter) in relation to the transaction contemplated by the Transaction Documents or (ii) obtained committed financing on terms satisfactory to it for the refinancing of such existing syndicated and bilateral banking facilities.

       EE Holdco may waive in its sole discretion (to the extent thought fit by EE Holdco) all or any of the conditions set out in (a), (c) or (e) above or any part of them. The Buyer may waive in its sole discretion (to the extent thought fit by the Buyer) the condition set out in (d) above or any part of it.

2.3 EE Holdco shall issue to the Buyer a notice (the "EFFECTIVE TIME NOTICE") as soon as reasonably practicable after all the conditions set out in clause 2.2 shall have been fulfilled or waived in accordance with that clause 2.2.

2.4 If the Effective Time Notice has not been issued (otherwise than as a result of breach by EE Holdco of clause 2.3) by 30 June 2002 (or such later date as the Parties may agree) then the provisions of this Agreement (with the exception of those set out in clauses 2.6, 5.2 and 11 to 21 inclusive) shall forthwith terminate and cease to be of effect and, save as aforesaid, no Party shall have any claim against the others.


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2.5    The Buyer shall, where and to the extent required to do so in order to procure the satisfaction of the conditions in clause 2.2 (subject always to the Buyer's right to confidentiality of information belonging to it), do the following:

          (a) provide information which is reasonably requested or required by any Competent Authority;

          (b) notify EE Holdco, and provide copies, of any communications from any Competent Authority in relation to obtaining any consent or approval where such communications have not been independently or simultaneously supplied to EE Holdco including without limitation any regulatory undertakings;

          (c) where reasonably requested by EE Holdco, provide EE Holdco (or advisers nominated by EE Holdco) with draft copies of all submissions and communications to any Competent Authority in relation to obtaining any consent or approval at such time as will allow EE Holdco a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and amend all such submissions or communications in accordance with the reasonable requirements of EE Holdco (or such nominated advisers);

          (d) where reasonably required by EE Holdco and where permitted by the Competent Authority concerned, allow persons nominated by EE Holdco to attend all meetings with such Competent Authority or other persons and, where appropriate, to make oral submissions at such meetings; and

          (e) comply with all reasonable requests of EE Holdco in relation to the conduct of meetings referred to in clause 2.5(d).

2.6 If the European Commission initiates proceedings under Article 6.1(c) of the Regulation, EE Holdco shall be entitled to:

          (a) terminate this Agreement within seven Business Days of notification thereof by the Buyer (save for this clause 2.6 and clauses 11 to 21 inclusive) in which event the Buyer shall, notwithstanding the non-satisfaction of any of the conditions set out in clause 2.2, pay to EE Holdco the sum of (pound)5,000,000 Provided that if at the time of termination the condition set out in clause 2.2(c) shall not have been fulfilled, the Buyer shall not be obliged to make such payment unless and until EE Holdco notifies the Buyer that such condition shall have been fulfilled or that the 2005 Notes have been purchased or redeemed, in which case such (pound)5,000,000 payment shall be payable forthwith Provided further that the Buyer shall have no obligation to make any such payment if such notification has not been given within 18 months from the date EE Holdco exercises its right of termination under this clause; or

          (b) elect not to exercise such termination right, in which event, if the European Commission does not, at the close of proceedings initiated pursuant to Article 6.1(c), issue a decision under
               Article 8(2) which is in terms reasonably satisfactory to the Buyer, the Buyer shall, upon satisfaction or waiver (but not, in the case of the condition set out in clause 2.2(e), waiver, and not, in the case of the condition set out in clause 2.2(c), waiver (unless the 2005 Notes have been purchased or redeemed prior to such waiver)) of all other conditions set out in clause 2.2, pay to EE Holdco the sum of (pound)15,000,000.

2.7 The Guarantor undertakes to (i) procure that TXU Eastern Funding Company shall issue a consent solicitation in relation to the 2005 Notes as soon as reasonable practicable after, but in any event within 10 Business Days of, the date of this Agreement, (ii) without prejudice to its rights to waive such condition, use all reasonable endeavours to procure that the extraordinary resolution referred to in clause 2.2(c) is passed, and
       (iii) use all reasonable endeavours to procure that the condition set out in clause 2.2(e) is satisfied and (iv) keep the Buyer informed of progress in relation to satisfaction of the conditions set out in clause 2.2(c) and (e) and give the Buyer as much advance notice as is practicable of the likely date of satisfaction of such condition.


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3      SALE OF THE SALE SHARES

3.1 EE Holdco shall sell, and the Buyer shall purchase, the Sale Shares with effect from Completion.

3.2 EE Holdco shall sell and transfer the Sale Shares free from all encumbrances and with full title guarantee with effect from Completion.

4      CONSIDERATION

       Subject to clause 6.1, the consideration for the Sale Shares shall be the payment on Completion by the Buyer to EE Holdco of the Purchase Price in cash.

5      COMPLETION

5.1 Subject to clause 5.2, Completion shall take place at the office of Norton Rose at Kempson House, Camomile Street, London EC3A 7AN or such other place as the Parties may agree as soon as reasonably practicable and in any event at or before 12 noon on the first Business Day after the issue of the Effective Time Notice when all (but not part only save as contemplated by clause 5.3(b)) of the following business shall be transacted:

5.1.1 the Buyer shall pay the Purchase Price by electronic funds transfer for value on the day of Completion to a bank account nominated by EE Holdco and payment of such amount into such account shall constitute a good discharge of such obligation of the Buyer;

5.1.2      EE Holdco shall deliver, or make available, to the Buyer:

          (a) transfers in respect of the Sale Shares duly executed and completed in favour of the Buyer or as it may direct or have directed, together with the certificates representing such Sale Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

          (b) (as agent for EE) all EE's statutory and minute books written up to the Business Day immediately preceding Completion) and its Certificate of Incorporation, any Certificate or Certificates of Incorporation on Change of Name and copies of its Memorandum and Articles of Association;

          (c)  a duly executed copy of the Option Agreement;

          (d)  a duly executed copy of the Trademark Licence Variation Deed;

          (e) a duly executed letter from the Guarantor to the Buyer confirming that it has (i) requested the relevant third parties to destroy or return confidential information relating to EE, 24 Seven or any part of the Distribution Business in accordance with any confidentiality undertakings with third parties entered into on or after 1 January 2001 to which the Guarantor, any other member of the Guarantor's Group or any adviser on behalf of any member of the Guarantor's Group is a party in connection with the sale and/or investment process in relation to the Distribution Business and (ii) reminded all such third parties of their obligations under any such confidentiality undertakings and of the confidential nature of that confidential information;

          (f) copies of transfers evidencing that EE has transferred its shareholdings in EcoPower Trust and ESN Holdings Limited; and

          (g)  the TXUE Guarantee duly executed by TXUE;


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5.1.3     the Parties shall:

          (a) cause the transfers mentioned in clause 5.1.2(a) to be resolved to be registered (subject only to their being duly stamped);

          (b) cause such persons as the Buyer shall direct to be validly appointed or, in the case of existing Directors and Secretary of EE, removed as Directors and Secretary of EE;

          (c) procure that Deloitte & Touche shall resign their office as auditors of EE by depositing their written notice of resignation at its registered office in accordance with section 392 CA 1985 along with a statement under section 394 CA 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of EE;

          (d)  approve Messrs Ernst & Young as auditors of EE;

          (e) change the accounting reference date of EE for any accounting reference period ending on such date as the Buyer shall specify but not before 31 December 2001; and

          (f) to change the registered office of EE to Templar House, 81-87 High Holborn, London WC1V 6NU,

          Provided that if, on the Completion Date, the 10K for TXU Corp's Group for 31 December 2001 has not been completed, the actions referred to in clauses 5.1.3(c) and (d) shall be deferred until after such completion.

5.1.4 EE Holdco and the Buyer shall each execute two copies of, and shall deliver to the other one copy executed by EE Holdco and the Buyer, of the Tax Deed;

5.1.5 each of the Guarantor and the Buyer shall do what is required on its part to complete the 24 Seven S&P ; and

5.1.6     the Buyer shall procure that:

          (a) EE repays to EE Holdco up to (pound)3,000,000 in respect of TXU Intercompany owing by EE (and, to the extent less than (pound)3,000,000 is so owing, an amount equal to the difference shall be added to the Purchase Price and paid under clause 5.1.1); and

          (b) EE pays to EE Holdco an amount of (pound)60,000,000 in respect of a dividend of that amount declared by EE in favour of EE Holdco on 17 November 2001.

               The amounts referred to in (a) and (b) above shall be paid in the same manner as is referred to in clause 5.1.1.

5.2 If, following a decision of the European Commission under Article 9 of the Regulation to refer the whole or part of the transaction contemplated by the Transaction Documents to the competent authorities of the United Kingdom, or following any decision of the competent authorities of the United Kingdom pursuant to Article 21(3) of the Regulation, the Parties have been obliged by law to suspend Completion, EE Holdco shall be entitled to:

          (a) terminate this Agreement within seven Business Days of notification thereof by the Buyer (save for this clause 5.2 and clauses 11 to 21 inclusive) upon the imposition of such obligation to suspend, in which event the Buyer shall, notwithstanding the non-satisfaction of any of the conditions set out in clause 2.2, pay to EE Holdco the sum of (pound)5,000,000 Provided that if at the time of termination the condition set out in clause 2.2(c) shall not have been fulfilled, the Buyer shall not be obliged to make such payment unless and until EE Holdco notifies the Buyer that such condition shall have been fulfilled or that the 2005 Notes have been purchased or redeemed, in which case such (pound)5,000,000 payment shall be payable forthwith Provided further that the Buyer shall have no obligation to make any such payment if such notification has not been given within


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               18 months from the date EE Holdco exercises its right of
               termination under this clause; or

          (b)  elect not to exercise such termination right, in which event:

               (i) subject to (ii) below and satisfaction or waiver of all the conditions set out in clause 2.2, Completion shall take place as soon as reasonably practicable after such obligation to suspend Completion has been removed, and in any event at or before 12 noon on the first Business Day after removal of such obligation, at the office specified in clause 5.1 or such other place as the Parties may agree, when all (but not part only) of the business set out in clauses 5.1.1 to 5.1.5 above shall be transacted; or

               (ii) if such obligation to suspend Completion has not been removed within six months after the date of its imposition or if a decision has been made by any competent authority in the United Kingdom having the effect that Completion is or will be in any event prohibited by law, this Agreement shall (save for this clause 5.2 and clauses 11 to 21 inclusive) terminate and the Buyer shall, upon satisfaction or waiver (but not, in the case of the condition set out in clause 2.2(e), waiver, and not, in the case of the condition set out in clause 2.2(c), waiver (unless the 2005 Notes have been purchased or redeemed prior to such waiver)) of all other conditions set out in clause 2.2, pay to EE Holdco the sum of (pound)15,000,000.

       Provided that no payment shall be made under this clause if any payment has been made by the Buyer under clause 2.6, and vice versa.

5.3 If the Buyer fails or is unable to comply with any of its obligations under the preceding provisions of this clause 5 on the Completion Date, EE Holdco may:

          (a) defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 5 shall apply to Completion as so deferred); or

          (b) proceed to Completion so far as practicable but without prejudice to EE Holdco's rights (whether under this Agreement generally or under this clause) to the extent that the Buyer shall not have complied with its obligations under this Agreement; or

          (c) treat such failure or inability to comply as a repudiatory breach of this Agreement, acceptance of which shall discharge EE Holdco from its undischarged obligations under this Agreement (without prejudice to any other remedy which EE Holdco may have, whether in damages or otherwise).

5.4 The Guarantor shall, as soon as reasonably practicable following Completion, use its reasonable endeavours to make available to the Buyer any title deeds or documents relating to any freehold or leasehold property comprising part of the Business Assets which are in the possession or under the control of the Guarantor or any member of its Group, to the extent that the same were not made available to the Buyer at Completion.

6      PURCHASE PRICE ADJUSTMENT AND OTHER POST-COMPLETION MATTERS

6.1 The Parties shall implement all the matters set out in schedule 3 at the times and in the manner set out in that schedule.

6.2 EE Holdco hereby declares that for so long as it remains the registered holder of any of the Sale Shares after Completion it will:

6.2.1 hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and its successors in title;

6.2.2 deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 6.2.1 as the Buyer or any such successor may direct; and

6.2.3     if so requested by the Buyer or any such successor:

          (a) vote at all meetings which it shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Buyer or any such successor may direct; and

          (b) execute all instruments of proxy or other documents which the Buyer may reasonably require and which may be necessary or desirable or convenient to enable the Buyer or any such successor to attend and vote at any such meeting.

6.3    The Buyer shall:

          (a) procure that EE will comply with its obligations under the Trademark Licence Variation Deed;

          (b) procure that as soon as practicable after Completion and in any event not more than 3 months after the Completion Date, the corporate name and trading name of EE will be changed to a name not incorporating the name "Eastern Electricity" or "TXU Europe Distribution" respectively or, in each case, any other name including the words "TXU" or "Eastern" or any like words which may infer a connection with TXU Corp or any of its affiliates;

          (c) not use the corporate and/or trading name of EE (before any change pursuant to clause 6.3(b) above) for any purpose other than for the existing business of EE at the Completion Date nor shall the Buyer represent that EE is a member of the Guarantor's Group or associated with "TXU Energi" brand; and

          (d) in the event that the Buyer or EE Holdco after the Completion Date become aware that any person believes that EE is still a member of the Guarantor's Group, the Buyer shall take all reasonable steps necessary to clarify the position.

6.4    The Guarantor shall:

          (a) procure that TUK will comply with its obligations under the Trademark Licence Variation Deed; and

          (b) not itself take, and procure that no member of its Group shall take, any action against the Buyer or EE in relation to EE's use of the name "TXU Europe Distribution" until the change of corporate and trading name under clause 6.3(b) of this Agreement (other than in respect of a breach by the Buyer in respect of its obligations under 6.3(b) or (c)).

7      EE HOLDCO'S AND THE BUYER'S WARRANTIES AND INDEMNITY

7.1 In consideration of the Buyer entering into this Agreement, EE Holdco warrants to the Buyer (subject to clause 8) that each of the Warranties is true and accurate in all material respects and not misleading in any material respect at the date of this Agreement.

7.2 EE Holdco acknowledges that, in entering into this Agreement, the Buyer has relied on the Warranties.

7.3 Each of the Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.4    The Buyer warrants at the date of this Agreement to EE Holdco:

          (a) that it is not aware of any matter which constitutes a breach of the Warranties;

          (b) in the same terms as EE Holdco warrants to it in paragraphs 1.1, 1.2, 1.3 and 1.4(a) and (b) of Part B of schedule 1 as if references therein to EE Holdco were references to the Buyer; and

          (c) that there has been no material adverse change in the financial condition of the Buyer from that disclosed in its audited accounts for the year ending 31 December 2000.

7.5    INDEMNITY

7.5.1 EE Holdco shall (subject to clause 7.5.3) indemnify the Buyer on demand for any loss or expenses suffered or incurred by the Buyer as a result of EE having Disposed of, or Relinquished Operational Control over, any Asset in such a way which causes OFGEM at any time, but not later than the date falling six months after the finalisation of the next Distribution Price Control Review to reduce the Regulatory Asset Value of EE or to otherwise require of EE payment, repayment or the giving of credit to customers of (or of an amount equal to) any proportion of any gain made on such Disposal or Relinquishment of Operational Control.

7.5.2     In this clause 7.5:

          "ASSETS" means the properties listed in Appendix 31 to the Disclosure Letter together with any other property which formed part of and contributed to the Regulatory Asset Value of EE at the time of the last Distribution Price Control Review and all rights disposed of under the NTL Agreements and "ASSET" shall mean any one of them;

          "DISPOSAL" has the same meaning as in Standard Condition 29 of the Distribution Licence and "DISPOSED" shall be construed accordingly;

          "DISTRIBUTION PRICE CONTROL REVIEW" means a price control review to be undertaken in relation to the Distribution Business pursuant to the Distribution Licence.

          "NTL AGREEMENTS" means the lease made between EE and Eastern Group Telecoms Limited (the "MASTER Lease"), the Asset Usage Agreement between EE and Eastern Group Telecoms Limited, the Sale and Purchase Agreement made between Energy Holdings (No. 2) Limited, Eastern Group Plc and NTL Incorporated, and the Site Management Contract made between National Trans Communications Limited and EE, all of which are dated 22 December 1998, and any agreements referred to in or ancillary to any thereof and any leases or licences granted pursuant to the Master Lease;

          "REGULATORY ASSET VALUE" means the value of the assets included in the calculation of price control revenue as part of a Distribution Price Control Review;

          "RELINQUISHMENT OF OPERATIONAL CONTROL" shall have the same meaning as used in Standard Condition 29 of the Distribution Licence and "RELINQUISHED OPERATIONAL CONTROL" shall be construed accordingly.

7.5.3 In relation to any claim or potential claim under clause 7.5.1 the Buyer shall allow EE Holdco to make representations and communications with OFGEM in respect of the same and the provisions of paragraphs 4 (other than 4.4), 7 and 11 of schedule 2 shall apply in relation to any claim under this clause 7.5, mutatis mutandis, as if any such claim was, for the purpose of such paragraphs, a claim under the Warranties.

7.5.4 If, at the time an amount is payable under clause 7.5.1, a Clawback Sum (as defined in, and agreed or determined in accordance with, schedule 6) has already been realised by the Buyer, the amount payable under clause 7.5.1 shall be reduced by an amount equal to 50 per cent. of the Clawback Sum.

7.5.5 If at the time a Clawback Sum is realised by the Buyer a payment has already been made under clause 7.5.1, the Buyer shall pay to EE Holdco an amount equal to the lesser of (x) 50 per cent. of such Clawback Sum and (y) such payment.

8      BUYER'S REMEDIES; EE HOLDCO PROTECTIONS

8.1 If, whether before or after Completion, the Buyer becomes aware that any of the Warranties was untrue, inaccurate or misleading or there has been any breach of the Warranties or any other term of this Agreement, the Buyer shall not be entitled to treat this Agreement as rescinded or terminated but shall (for the avoidance of doubt) be entitled to claim damages or exercise any other right, power or remedy under, and subject to, this Agreement.

8.2 No liability shall attach to EE Holdco in respect of claims under the Warranties if and to the extent that the limitations in schedule 2 apply to such liability.

8.3 The Buyer shall not be entitled to claim that any fact causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter or in any document thereby disclosed and for this purpose "fairly disclosed" means disclosed in such manner and such detail as to provide a reasonable purchaser with notice of the matter in question.

9      PENSIONS

       The Parties shall implement all the matters set out in schedule 5 at the times and in the manner set out in that schedule.

10     CONDUCT OF BUSINESS

10.1 For the period commencing on the date of this Agreement and ending on the earlier of the Completion Date and the date of termination of this
       Agreement:

          (a) EE Holdco shall procure that the Distribution Business shall be operated in the usual and ordinary course of business, in a manner consistent with past practices and in accordance with the standard of a reasonable and prudent operator of similar businesses;

          (b) EE Holdco shall use its reasonable endeavours not to, and so far as EE Holdco is reasonably able to procure that EE shall not, allow or procure any act or omission which would render any of the Warranties materially untrue, inaccurate or misleading if repeated at any time before or at Completion by reference to the circumstances then subsisting; and

          (c) EE Holdco shall procure that EE shall not declare or pay any dividend save for that referred to in clause 5.1.6(b).

10.2   BUYER'S ACCESS

       Subject to any restrictions contained in the Distribution Licence, or otherwise required by any Regulatory Directive, EE Holdco shall procure that from the date of this Agreement until Completion:

          (a) the Buyer and its representatives shall, subject to reasonable advance notice being given, be given reasonable access during normal working hours to the premises and assets of the Distribution Business and (subject always to EE Holdco's right to protect the confidentiality of information which does not relate to the Distribution Business) to all books, records, accounts, and documents of whatsoever kind controlled or used by the Distribution Business (including computer programs) and shall be permitted to take copies of the foregoing; and

          (b) the directors and employees of the Distribution Business shall be instructed to give fully and promptly all such information and explanations relating exclusively to the Distribution Business to the Buyer and its representatives as may be reasonably requested.

10.3   MEETINGS

       Subject to any restrictions contained in the Distribution Licence, or otherwise required by any Regulatory Directive, EE Holdco shall procure that, from the date of this Agreement until Completion, such person as the Buyer may from time to time nominate shall be given the same notices and information as if he were a director and shareholder of EE.

10.4   INSURANCE COSTS RECLAIM

10.4.1 If, as at 1 February 2002, this Agreement has been neither Completed nor terminated, the Parties shall consult in respect of their intentions in respect of the replacement of the Policies (as defined in paragraph 19.2 of Part C of schedule 1).

10.4.2 Unless otherwise agreed between the Parties, EE Holdco shall be entitled (in accordance with clause 10.4.3) to invite proposals ("PROPOSALS") for insurance cover to be reserved or placed in anticipation of the expiry of the Policies.

10.4.3 In renewing or replacing the Policies, EE may seek Proposals and then obtain insurances on such terms, against such risks and for such duration as EE may consider appropriate having regard to its normal practices, industry requirements and commercial advantage. In seeking such Proposals, EE Holdco shall use its reasonable endeavours to procure that such Proposals are open for acceptance for as long a period as the issue of the Proposal may accept. As soon as EE Holdco receives a Proposal which is acceptable to it (and in any event prior to placing such insurances) EE Holdco will notify the Buyer of the terms and costs of such insurances ("TXU INSURANCES") and the Buyer may as soon as reasonably practicable in any case and at least one clear Business Day prior to the expiry of the period for which the Proposal is open for acceptance, either approve the TXU Insurances or deliver details of alternative insurances (the "ALTERNATIVE INSURANCES") that it wishes EE to enter into. Provided that the Alternative Insurance covers EE against the same risks as, and is not subject to less favourable commercial terms (including deductibles but excluding grounds of cost or duration) than, the TXU Insurances and is available from underwriters approved by EE Holdco (such approval not to be unreasonably withheld or delayed), EE Holdco will procure that EE accepts the proposal relating to the Alternative Insurances.

10.4.4 The Buyer shall on Completion, pay to EE Holdco an amount equal to the cost to EE (or where such cost is incurred by a member of the Guarantor's Group, the amount recharged internally to EE) of placing such renewal or replacement insurances in accordance with clause 10.4.3.

10.4.5 If EE takes out Alternative Insurances and Completion does not occur, the Buyer will indemnify EE Holdco (for itself and on behalf of EE) against all cost, loss and expense suffered or incurred by EE Holdco or EE as a result of having taken the Alternative Insurances rather than the TXU Insurances

10.5   NEW BORROWING

       EE Holdco shall procure that EE shall not enter into (or, as the case may be, issue) any loan arrangement, lease, sale and leaseback arrangement, debt instrument, bonds or other similar arrangement as a result of which its aggregate indebtedness for borrowed money is increased beyond that stated in the Exchange Balance Sheet except (i) Inter-company Debt, or
       (ii) with the prior written consent of the Buyer (not to be unreasonably withheld or delayed).

10.6   DISPOSALS

       EE Holdco shall procure that EE shall not (save in order to implement the Transfer Scheme):

          (a) dispose of any asset of EE to another member of the Guarantor's Group; or

          (b) dispose of any asset of EE with a value in excess of (pound) 5,000,000 to any person, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) and shall further procure that, in relation to any disposal of any asset of EE, EE shall retain, and on Completion, make available to the Buyer, full records of both such disposal and the consideration for such disposal, and the relevant documentation which enables the Buyer to trace the proceeds of such disposal.

11     CONFIDENTIALITY

11.1 The Buyer shall (and shall ensure that its and EE's directors, officers, employees, agents and advisers shall) safeguard, treat as confidential, and not use for the purposes of its own business, all information, documents and materials which it has acquired or acquires in connection with the Transaction Documents and which relate to the business of EE Holdco and other past or present members of the Guarantor's Group other than (i) EE (but only insofar as such information and material relates to the Distribution Business; all such information and materials obtained (whether or not in respect of the audit of EE) which relate to any businesses of EE other than the Distribution Business shall be kept confidential as aforesaid and (ii) 24 Seven) except:

          (a) as may be required by law or by any relevant national or supranational regulatory authority or by the rules of any recognised stock exchange, in which case the Buyer shall, if practicable, supply a copy of the required disclosure to the other Parties before it is disclosed and comply with the reasonable requests of the other Parties regarding the extent of such disclosure;

          (b) where it has come into the public domain otherwise than through breach of this clause 11; and

          (c) to the Buyer's professional and financial advisers who are required to know the same to carry out their duties.

12     EE HOLDCO GUARANTEE

12.1 In consideration of the Buyer entering into this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance by EE Holdco of all the obligations expressed to be incurred by EE Holdco under or pursuant to this Agreement and the Tax Deed (including, without limitation, to enter and complete the same) and undertakes to indemnify and keep indemnified the Buyer against all losses, damages, costs and expenses of whatsoever nature which it may suffer or incur by reason of any default or unreasonable delay on the part of EE Holdco in the performance of the said obligations.

12.2 The liability of the Guarantor shall be as primary obligor and not merely as surety and shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this clause, might operate to release or otherwise exonerate the Guarantor from its obligations under this clause including, without limitation, any arrangement made between the other Parties or any alteration in the obligations on the part of EE Holdco under this Agreement and the Tax Deed or by time or other indulgence granted by the Buyer.

12.3 This Guarantee shall remain in force (regardless of any change in shareholding or control of EE Holdco) for so long as EE Holdco shall have any liability or obligation to the Buyer under this Agreement or the Tax Deed and until all such liabilities and obligations have been discharged in full.

13     ASSIGNABILITY

13.1 This Agreement shall be binding on and shall enure for the benefit of each Party's successors and permitted assigns.

13.2 No Party may, without the written consent of the other Parties, assign any of its respective rights or obligations under this Agreement.

14     REMEDIES TO BE CUMULATIVE

       No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy available at law, in equity, by statute or otherwise. Each and every other remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing at law in equity, by statute or otherwise. The election by any Party to pursue one or more of such remedies shall not constitute a waiver by such Party of the right to pursue any other available remedy.

15     COSTS

       Each of the Parties shall be responsible for its respective legal and other costs incurred in relation to the preparation and Completion of this Agreement.

16     FURTHER ASSURANCE

       Each Party shall, and shall use its respective reasonable endeavours to procure that any necessary third parties shall, execute and deliver to the other Parties such other instruments and documents and take such other action as may be required to carry out, evidence and confirm the provisions of this Agreement.

17     ANNOUNCEMENTS

17.1 Subject as required by law or by any recognised stock exchange or any relevant national or supra-national regulatory authority, all announcements by or on behalf of any of the Parties and relating to the subject matter of this Agreement shall be in terms to be agreed between the Parties in advance of issue.

17.2 If a Party is required by law or by any recognised stock exchange or any relevant national or supra-national authority to make an announcement, that Party shall to the extent practicable and permitted by the relevant law, rule, order, exchange or body:

          (a) provide the other Parties with advance notice of the requirement and a copy of the announcement to be made; and

          (b) permit the other Parties to make representations in relation to it with a view to avoiding the requirement for an announcement to be made.

18     ENTIRE AGREEMENT

18.1 Each of the Parties on behalf of itself and as agent for each member of its respective Group acknowledges and agrees that:

          (a) the Transaction Documents constitute the whole and only agreement and understanding between the Parties in connection with EE and 24 Seven and the matters described in them;

          (b) it has not entered into the Transaction Documents in reliance on any Pre-contractual Statement which is not expressly set out in the Transaction Documents (or any of them) and, to the extent that any Pre-contractual Statement was made or given and is not expressly set out in the Transaction Documents (or any of them), it irrevocably and unconditionally waives any claims, rights or remedies which it may otherwise have in relation thereto; and

          (c) it has no right of action or other remedy whatsoever against any other Party arising out of or in connection with any Pre-contractual Statement not expressly set out in the Transaction Documents and the only rights and remedies available to it in connection with the Transaction Documents (save as otherwise provided) are damages for breach of contract and, for the avoidance of doubt, no Party has any right to rescind all or any of the Transaction Documents for negligent or innocent misrepresentation or otherwise, provided always that this clause 18.1 shall not exclude or limit any liability or any right which any Party may have in respect of Pre-contractual Statements made or given fraudulently or dishonestly or in circumstances where there has been wilful concealment.

18.2 No purported variation of the Transaction Documents shall be effective unless made in writing.

19     MISCELLANEOUS

19.1 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

19.2 A Party's failure to insist on strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof or of any right or remedy for breach of a like or different nature.

19.3 No waiver shall be effective unless specifically made in writing and signed by a duly authorised officer of the Party granting such waiver.

19.4 This Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

19.5 No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party.

19.6 If Completion is delayed because of the default of the Buyer and EE Holdco is willing and able to perform its obligations on Completion or if the Buyer fails to pay the Purchase Price or any of the amounts referred to in clauses 2.6 and/or 5.2, the Buyer shall, in addition to the payment due under clause 2.6, 5.2 and/or 5.1.1 (as the case may be) pay to EE Holdco interest on the payment due under clauses 2.6, 5.2 and/or 5.1.1 (as the case may be) at a rate determined by EE Holdco to be three per cent. above the London Inter-Bank Offered Rate which appears on Telerate Page 3750 for overnight sterling deposits over the period from (and including) the date the payment became due (being in the case of 5.1.1 the Completion Date) to (but excluding) the date of actual making of the relevant payment, such interest to accrue from day to day.

20     NOTICES

20.1 Any notice or other document to be given under this Agreement shall be in writing and shall be deemed:

          (a) duly given, if left at or sent by (i) first class post or airmail or express or other fast postal service or (ii) registered post or (iii) the recorded delivery service or (iv) facsimile transmission, in each case using the relevant notice details set out in clause 20.2 or to such other address and/or number as such Party may, by notice given in accordance with this clause to all other Parties, expressly substitute for such details; and

          (b)  to have been received by the recipient if it is:

               (i)  delivered by hand, on delivery;

               (ii) duly posted or transmitted in accordance with clause 20.1(a)
                    by any of the methods there specified, on the second (or where sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct transmission report, provided that if, in accordance with the above provisions, any such notice or other document would otherwise be deemed to be given or made after 5.00 p.m. on any Business Day, such notice or document shall be deemed to be given or made at 9.00 a.m. on the next following Business Day.

20.2   The notice details of the Parties are as follows:

          (a)  EE Holdco:

               Address       Wherstead Park, Wherstead, Ipswich, Suffolk IP9 2AQ

               Attention     Company Secretary

               Facsimile no. 01473 554003

          (b)  the Guarantor:

               Address       The Adelphi, 1-11 John Adam Street, London WC2N 6HT

               Attention     Company Secretary

               Facsimile no. 01473 554003

          (c)  the Buyer:

               Address       81-87 High Holborn, London WC1V 6NU

               Attention     Company Secretary

               Facsimile no. 020 7331 3624

20.3 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the correct transmission report was received by the sender (as the case may be).

21     CHOICE OF LAW AND SUBMISSION TO JURISDICTION

21.1 This Agreement shall be governed by and interpreted in accordance with English law.

21.2 The Parties hereby submit to the exclusive jurisdiction of the High Court of Justice in England.

    IN WITNESS whereof this Agreement has been executed the day and year first above written.

                                   SCHEDULE 1
                                   WARRANTIES

                              PART A - DEFINITIONS

1 In this schedule and in schedule 2, the following expressions shall have the following meanings:

       "ACCOUNTS" means the audited financial statements for EE for the financial year ended on the Accounts Date including the notes thereto;

       "ACCOUNTS DATE" means 31 December 2000;

       "ASSUMED EMPLOYEES" means those individuals employed by EE in the Distribution Business whose names are set out in the list attached to the Disclosure Letter;

       "BALANCE SHEET" means the certified balance sheet of the Distribution Business as at 1 October 2001 which is attached as Part A to Appendix 10 to the Disclosure Letter;

       "BUSINESS ASSETS" means all the properties (real or personal) and assets (including, without limitation to the generality of the foregoing, all the rights and property relating to such assets, the Business Equipment, the Business Intellectual Property and the Business Information Technology) which are material to the operation of the Distribution Business;

       "BUSINESS EQUIPMENT" means all the plant, machinery and other equipment including furniture, vehicles, spares, loose tools, fittings, partitioning and other items either owned by EE or which EE is entitled to use, which are material to the operation of the Distribution Business;

       "BUSINESS INFORMATION" means all information, know-how and techniques relating exclusively to the Distribution Business (whether or not confidential and in whatever form held) including, without limitation all:

       (a) formulae, designs, specifications, drawings, data, manuals and instructions;

       (b) customer lists and data, sales, marketing and promotional information; and

       (c)    business plans and forecasts;

       "BUSINESS INFORMATION TECHNOLOGY" means the material bespoke computer software applications used exclusively in the Distribution Business and listed in paragraph 5.2 of the Disclosure Letter;

       "BUSINESS INTELLECTUAL PROPERTY" means Intellectual Property owned by or licensed to EE and which is used in or relates exclusively to the Distribution Business but excluding the Business Information Technology;

       "BUSINESS NAMES" means "Eastern Electricity", "TXU Distribution" and "TXU Europe Distribution";

       "BUSINESS PROPERTIES" means the properties listed in Appendix 24 of the Disclosure Letter;

       "BUSINESS RECORDS" means all books and records containing or relating to Business Information or on which the Business Information is recorded (including, without limitation, all documents and other material (including all forms of computer or machine readable material));

       "DATA PROTECTION LEGISLATION" means all statutes, enacting instruments, common law, regulations, directives or codes of practice having the force of law (whether in the United Kingdom, the European Union or elsewhere) concerning the protection and/or processing of personal data including without limitation the Data Protection Acts 1984 and 1998;

       "DATA ROOM" means the data room at the offices of Norton Rose, the contents of which are listed in the Data Room Index;

       "DATA ROOM INDEX" means the index to the Data Room attached to the Disclosure Letter;

       "DISCLOSURE LETTER" means the letter from EE Holdco addressed to the Buyer dated the date of this Agreement;

       "DISTRIBUTION BUSINESS" means all that part of the business of EE carried on as at the date of this Agreement pursuant to the Distribution Licence which comprises, or is ancillary to, the distribution of electricity through EE's distribution system (and includes providing connections to it), being all the business which is the "Distribution Business" as defined in the Distribution Licence;

       "ENVIRONMENT" means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground) water, (as defined in section 104 of the Water Resources Act 1991 and within drains and sewers) and land (including under any water as described above and whether above or below surface);

       "ENVIRONMENTAL CLAIM" means any civil, criminal, regulatory, arbitration or administrative proceeding, claim, suit, action or notice relating in any such case to Environmental Matters;

       "ENVIRONMENTAL CONSENT" means any consent, approval, permit, licence, order, filing, authorisation, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Law;

       "ENVIRONMENTAL LAWS" means all international, EU, national or local statutes (which, for the avoidance of doubt, shall include section 57 and schedule 22 of the Environment Act 1995 and the statutory guidance and regulations adopted under those provisions), by-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls insofar as they relate to the protection of human health or the protection or prevention of harm or pollution to the Environment or health and safety which are binding in relation to the properties or Business Assets of EE and/or upon EE in the relevant jurisdiction in which EE has been or is operating (including by the export of its products, or its waste thereto) on or before Completion;

       "ENVIRONMENTAL MATTERS" means:

       (a)    pollution or contamination of the Environment;

       (b) the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, emission, release, spillage, deposit or discharge of Environmentally Hazardous Substances to the extent that they are regulated by Environmental Law;

       (c) the exposure of any person (including employees) to Environmentally Hazardous Substances;

       (d) the creation of any noise, vibration, ionising or electromagnetic radiation, common law or statutory nuisance or other material adverse impact on the Environment;

       "ENVIRONMENTALLY HAZARDOUS SUBSTANCE" means any substance which is capable (whether alone or in combination with any other) of causing pollution or contamination, harm or damage to property or to the Environment, including any waste, or which is otherwise regulated by Environmental Laws;

       "EXCHANGE BALANCE SHEET" means the balance sheet of EE relating to the Distribution Business as at 31 October 2001, a copy of which is attached as Part C of Appendix 10 to the Disclosure Letter.

       "INFORMATION TECHNOLOGY" means computer hardware, software, networks and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

       "INTELLECTUAL PROPERTY" means patents, trade marks, signs and service marks, rights in designs, trade or business names or signs, copyrights (including rights in computer software), database rights, topography rights, knowhow, confidential information and domain names (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

       "REGULATORY ACCOUNTS" means the regulatory accounts of EE relating to the Distribution Business for the period of twelve months ended 31 March 2001 as submitted to OFGEM;

       "SECURITY INTEREST" means a mortgage, charge, pledge or other security interest or encumbrance (save for a lien or retention of title or similar arrangement arising in the ordinary course of business); and

       "TCGA" means Taxation of Chargeable Gains Act 1992.

2 Terms defined in the Tax Deed shall have the same meaning when used in this schedule and in schedule 2 unless otherwise stated or unless the context otherwise requires.

3 References to the awareness or knowledge of EE Holdco shall be to the actual knowledge of:

       Phil Turberville
       Paul Marsh
       Ted Lean
       Ken Mcleod
       Ian Kekwick
       Anna Soroko
       Martin Stanley

       having made reasonable enquiries of:

       Paul Bircham
       Mark Bromley
       Nikki Bryant
       John Buchanan
       Henry Davies
       Philip Ellis
       Phil Hardy
       Paul Harvey
       Brian Hutchinson
       Errol Marjoram
       Kevin Neech
       Barrie Wright
       Gary Wiffin

                           PART B - GENERAL WARRANTIES

1      CAPACITY

       In respect of each of EE Holdco and the Guarantor:

1.1 It is a company duly incorporated and validly existing under the laws of England and Wales.

1.2 It has the requisite power and authority to enter into and perform this Agreement.

1.3 This Agreement constitutes its valid and binding obligations in accordance with its terms.

1.4 The execution and delivery of this Agreement by it and the performance by it of its obligations under this Agreement, will not:

          (a) result in a breach of any provision of its memorandum or articles of association; or

          (b) result in a breach of any agreement, licence or other instrument or order, judgement or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; or

          (c) relieve any other party to a Material Contract with EE in relation to the Distribution Business of its obligations or enable it to vary or terminate its obligations under that Material Contract and for the purpose of this sub-clause a "Material Contract" shall mean a contract involving expenditure by or revenue for EE in excess of (pound)2,500,000 per annum.

2      INSOLVENCY

       In respect of each of EE Holdco, the Guarantor and EE:

2.1 No order has been made or petition presented, meeting convened or resolution passed for its winding up or for a provisional liquidator to be appointed in respect of it.

2.2 No administration order has been made and no petition for such an order has been presented in respect of it.

2.3    It is not insolvent, or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, nor has stopped paying its debts as they fall due.

2.4 No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of it.

2.5 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any of its assets or undertaking.

2.6 No unsatisfied judgement, order or award is outstanding against it and no written demand under s. 123(1)(a) of the Insolvency Act 1986 has been made against it and no distress or execution has been levied on, or other process commenced against, any part of the Business Assets which could have a material adverse effect on the Distribution Business.

2.7 It is not aware of any circumstances which have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 2.1 to 2.6 above which could have an material adverse effect on the Distribution Business.

3      SALE SHARES

3.1    The particulars relating to the Sale Shares set out in the Recitals and schedule 4 of this Agreement are true and accurate.

3.2 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Sale Shares, there is no agreement or commitment to give or create any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

3.3 EE Holdco is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to the Buyer on the terms set out in this Agreement.

4      WARRANTIES IN RESPECT OF EE

4.1    All documents required by the CA 1985 (as amended by the Companies Act
       1989) to be filed at Companies House in respect of EE have been duly filed.

4.2 EE's statutory books have been properly written up and EE has not received any application or request for rectification of any of the statutory registers.

4.3 A true and up-to-date copy of the Memorandum and Articles of Association of EE (together with copies of all resolutions required by law to be annexed thereto) is attached as Appendix 26 to the Disclosure Letter.

                             PART C - EE WARRANTIES

1      OWNERSHIP OF BUSINESS ASSETS AND CONSENTS

1.1 EE either owns, or is entitled to the benefit of arrangements which confer upon EE the right to use, the Business Assets.

1.2 There is no Security Interest on, over or affecting the whole or any part of the Business Assets owned by EE.

1.3 The Business Assets comprise all material assets necessary for the operation by EE of the Distribution Business.

1.4 The assets which are owned by EE are assets required to operate the Distribution Business and there are no assets owned by EE which are not used in the Distribution Business nor any liabilities of EE which are not related to the Distribution Business (other than in relation to Taxation).

1.5    EE has no subsidiaries other than as disclosed in the Disclosure Letter.

2      BUSINESS EQUIPMENT

2.1 Business Equipment is maintained in accordance with EE's usual practice and the operation of the Distribution Business and in such manner as a reasonably prudent operator of the Business Equipment would maintain the same.

3      CONTRACTS AND COMMITMENTS

3.1 EE is not party to any contract under which the aggregate payments made to it or by it in any twelve month period are in excess of (pound)1,500,000 (a "CONTRACT") which is not either specified in the Disclosure Letter or on display in the Data Room.

3.2 EE is not a party to any contract, arrangement or obligation relating to the Distribution Business which whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to the Distribution Business or the profitability of the Distribution Business, and which:

          (a) is not in the ordinary course in relation to the Distribution Business; or

          (b)  is expected to result in a material loss on completion; or

          (c) is for the provision of management or similar services and is not terminable on 12 months' notice or less; or

          (d) is a quotation or tender for a contract involving expenditure or revenue in excess of (pound)1,500,000 which has been submitted and which is currently outstanding.

3.3 EE is not a party to any contract or arrangement with any member of the EE Holdco Group which is necessary to operate the Distribution Business in accordance with the Distribution Licence.

3.4 EE has not sold, charged, transferred, assigned or otherwise disposed of any of its rights under the Contracts or agreed to a novation of any of the Contracts other than as disclosed in the Disclosure Letter.

3.5 EE Holdco has no knowledge of the invalidity of, or any ground for termination, avoidance or repudiation of, a Contract. No party to a Contract has given notice of its intention to terminate a Contract.

4      INTELLECTUAL PROPERTY

4.1    At Completion, EE will have no registered Business Intellectual Property.

4.2 EE has not received written notice in the last 12 months that any of the rights comprised in the Business Intellectual Property are the subject of any dispute, litigation, opposition, arbitration, mediation or administrative or criminal proceedings by or against EE in respect of the Businesses, or any part thereof.

4.3 So far as EE Holdco is aware, the business conducted by EE in connection with the Distribution Business does not infringe the Intellectual Property rights of any other person nor so far as EE Holdco is aware does it involve or has it involved the unauthorised use of confidential information in circumstances which would entitle a third party to make a claim.

4.4 EE Holdco is not aware of any material infringement by any person of any Business Intellectual Property.

4.5 All of the Business Intellectual Property is either owned by or validly licensed to EE.

4.6 So far as EE Holdco is aware, EE has at all material times complied in all material respects with the provisions of all Data Protection Legislation in relation to the Distribution Business. So far as EE Holdco is aware, all data that EE has processed in relation to the Distribution Business has been processed by it in accordance with the Data Protection Legislation and EE has not received notice from the Data Protection Commissioner (nor has EE received notice in the two years preceding the date of this Agreement from the Data Protection Registrar or from any equivalent authority) stating that EE is or was in breach of any Data Protection Legislation.

5      INFORMATION TECHNOLOGY

5.1 Details of any domain name registered by or on behalf of EE in connection with the Distribution Business are disclosed in the Disclosure Letter.

5.2 Details of all material licences of third party software and material Information Technology outsourcing, maintenance and Information Technology services agreements used in relation to the Distribution Business are disclosed in the Disclosure Letter. So far as EE Holdco is aware all such licences and agreements are valid and in force.

5.3 All Information Technology owned or used by the Distribution Business has functioned throughout the last 12 months without any disruption or irrecoverable loss of data which has had a material adverse effect on the Distribution Business.

5.4 So far as EE Holdco is aware, the businesses conducted by EE in connection with the Business Information Technology do not infringe the Intellectual Property rights of any other person.

5.5 So far as EE Holdco is aware, there have been no breaches in the last 12 months of any of the agreements referred to in paragraph 5.2.

5.6 All of the Business Information Technology used in relation to the Distribution Business is either owned by or validly licensed to EE.

6      EMPLOYEES

6.1 There are no persons employed in the Distribution Business other than the Assumed Employees. The Assumed Employees are all employed by EE. There are no persons engaged by EE in the Distribution Business by means of consultancy, secondment, sub-contracting or arrangement for casual work, or other similar agreements or arrangements.

6.2 No Assumed Employee has given written notice terminating his contract of employment or is under notice of dismissal or has made or, so far as EE Holdco is aware, threatened any litigation, arbitration or mediation, administration or criminal proceeding in connection with or arising from his employment.

6.3 There is no obligation or amount due to or in respect of any Assumed Employee in connection with or arising from his employment which is in arrear or unsatisfied other than:

          (a) his normal salary for the pay period current at the date of this Agreement;

          (b) out of pocket expenses which have arisen in the normal course of business not exceeding an aggregate limit of (pound)50,000 for all the Assumed Employees.

6.4 There is no dispute with any trade union, works council, staff association or other employees' representative body pending or threatened in relation to the Distribution Business.

6.5 There is no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel in the Distribution Business other than such payments in respect of the part of the relevant payment period current at the date of this agreement.

6.6    EE has made no offer to employ any person who is not an Assumed Employee.

6.7 There are no agreements or arrangements or practices in relation to any Assumed Employees, whether binding or otherwise, for the payment of compensation on termination of employment or any terms and conditions in any contract with any Assumed Employee or any other binding agreement with any such person pursuant to which such person will be entitled to receive any payment or benefit or such person's rights change as a direct consequence of the transaction contemplated by this Agreement.

6.8 There are no outstanding liabilities to pay any industrial training levy or any other statutory or governmental levy or charge.

6.9 EE has, in relation to each of the Assumed Employees, in all material respects:

          (a) complied with all obligations imposed on it under such employees' terms and conditions of employment and any collective agreements and arrangements which relate to any such employees;

          (b) subject to paragraph 6.5 above, complied with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice and customs and practices which are relevant to such employees or their terms and conditions of employment; and

          (c) maintained up to date and accurate records as required by EE's legal obligations towards the Assumed Employees regarding the service of the Assumed Employees.

6.10 True, up-to-date and complete copies of a representative sample of the contracts of employment between EE and each grade of the Assumed Employees and any other documents currently in force relating to the employment of the Assumed Employees are disclosed in the Data Room or referred to in the Disclosure Letter together with full particulars of any consultancy or secondment or other similar agreements or arrangements and any arrangements with casual workers in relation to the Distribution Business.

6.11 All contracts with the Assumed Employees are terminable on notice of three months or less.

6.12 No change and no negotiation or request for any change in the terms of employment of any Assumed Employee is due or expected.

6.13 Full and up-to-date particulars of all existing and proposed works councils, collective agreements or other arrangements or understandings (whether binding or not) with any trade union, staff association or other body representing any Assumed Employee and all documents relating to such agreements, arrangements are disclosed in the Data Room and specifically referred to in the Disclosure Letter.

6.14 Full and up-to-date details of all existing and proposed share incentive schemes, share option schemes or profit sharing, bonus, commission or other incentive schemes and all company car arrangements, medical expenses, permanent health and other employee benefit arrangements for any Assumed Employee are disclosed in the Data Room or referred to in the Disclosure Letter.

6.15 So far as EE Holdco is aware neither this Agreement nor Completion will or is likely to cause any Assumed Employee to terminate his engagement or employment.

6.16 No person currently or previously employed or engaged in the Distribution Business has, during the period commencing two years before the date of this Agreement, brought or threatened or, so far as EE Holdco is aware, is likely to bring, any litigation, arbitration or mediation, administration or criminal proceedings in connection with or arising from his employment or its termination, including any claim for unfair dismissal, sex discrimination, race discrimination, disability discrimination or equal pay.

6.17 No disciplinary proceedings have been brought or are pending against any Assumed Employee in respect of which any appeal procedure is not exhausted.

6.18 There are no investigations by the Commission for Racial Equality, the Equal Opportunities Commission or the Disability Rights Commission pending or threatened in relation to the Distribution Business or any of the Assumed Employees and EE Holdco is not aware of any circumstance which may give rise to any such investigation.

7      PENSIONS

       EE Holdco warrants in respect of pensions in the terms of paragraph 14 of schedule 5.

8      BALANCE SHEET AND EXCHANGE BALANCE SHEET

8.1    The Balance Sheet:

          (a) has been properly prepared in accordance with the accounting policies set out in Part B of Appendix 10 to the Disclosure Letter; and

          (b) has been prepared on a basis consistent with the bases and policies set out in the Accounts.

8.2 The Exchange Balance Sheet has been prepared on a basis consistent with the Balance Sheet.

9      ACCOUNTS AND REGULATORY ACCOUNTS

9.1 The Accounts have been prepared in accordance with and comply with CA 1985, all relevant accounting standards, principles and practices generally accepted in the United Kingdom as at the Accounts Date and show a true and fair view of the state of affairs and the financial position of EE as at and for the financial period ending on the Accounts Date and of the profits and losses of EE for the period ended on the Accounts Date.

9.2 The Regulatory Accounts have been delivered to OFGEM under the PES Licence (as in force at the relevant time).

10     EVENTS SINCE 1 OCTOBER 2001

       Since 1 October 2001 and except as contemplated by the Transaction
       Documents:

          (a) the Distribution Business has been carried on in the ordinary and usual course;

          (b) in connection with the Distribution Business EE has not entered into any material transaction or assumed or incurred any material liabilities other than in the ordinary course of business;

          (c) EE has not declared, made or paid any dividend or other distribution save in order to implement the Transfer Scheme.

11     GRANTS AND ALLOWANCES

       Particulars of all grants, allowances, aids, subsidies, loans or guarantees paid or made available in relation to the Distribution Business during the last two years by, and all outstanding claims for any such grant, allowance, aid, subsidy, loan or guarantee from, any supranational, national or local authority or government agency are set out in the Disclosure Letter and so far as EE Holdco is aware the sale of the Sale Shares will not result in all or any part of any such grant, allowance, aid, subsidy, loan or guarantee becoming repayable, forfeited or invalidated.

12     LITIGATION

       Save in respect of claims for damages to its cables and other plant and equipment by other utilities, highway contractors or other persons not exceeding (pound)75,000 individually and not exceeding (pound)2,000,000 in aggregate:

          (a) EE is not involved in any litigation, arbitration or mediation, administrative or criminal proceedings relating to the Distribution Business or the Business Assets, whether as claimant, plaintiff, defendant or otherwise, and no litigation, arbitration or mediation, administrative or criminal proceedings by or against EE in respect of the Distribution Business or the Business Assets is pending, or has been threatened in writing; or

          (b) EE Holdco is not aware of any facts or circumstances which are likely to give rise to any such proceedings.

13     DELINQUENT AND WRONGFUL ACTS

       Neither EE nor any of its officers, agents or employees (during the course of their duties) have committed or are liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise in respect of the Distribution Business.

14     REGULATORY CONSENTS AND LICENCES

14.1 EE has all material licences, consents, permissions and approvals required by any Competent Authority for or in connection with the carrying on of the Distribution Business in the manner currently carried on and such licences, consents, permissions and approvals:

          (a)  are listed in the Disclosure Letter; and

          (b)  are in full force and effect in all material respects.

14.2 So far as EE Holdco is aware, there is no enforcement action by any Competent Authority in progress or in contemplation in respect of a breach of any such licence (including the PES Licence), consent or permission, nor any facts or circumstances which might reasonably be expected by EE Holdco to cause any such licence, consent, permission or approval to be revoked, or not renewed.

15     COMPETITION AND TRADE REGULATION LAW

15.1 EE Holdco is not aware that any competition authority (including, for the avoidance of doubt, the Office of Fair Trading and the European Commission) has at any time in the last 3 years carried out or is at present conducting any formal investigation into the business or affairs of EE in relation to the Distribution Business nor is EE Holdco aware of anything which is likely to give rise to any such investigation.

15.2 EE is not party to any agreement, arrangement or concerted practice or is involved in any business practice which:

          (a) infringes the prohibition in Chapter I or Chapter II of the Competition Act 1998; or

          (b) infringes Article 81 (formerly Article 85) or Article 82 (formerly Article 86) of the Treaty establishing the European Community,

       where the failure to notify an infringement would be likely to result in a material loss or liability to the Distribution Business.

15.3 EE is not party to any agreement, arrangement or concerted practice or involved in any business practice in respect of which an undertaking has been given or an order made pursuant to any competition legislation where such undertaking or order is likely to result in a loss or liability which would be material in the context of the Distribution Business taken as a whole.

15.4 EE is not party to any agreement, arrangement or concerted practice in respect of which any request for information or statement of objections has been received from any court, tribunal or governmental authority pursuant to any competition legislation.

16     TAX RETURNS, DISPUTES, RECORDS AND CLAIMS ETC.

16.1 EE has made on a timely basis all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any revenue authority, including (but without limitation) the Inland Revenue and HM Customs & Excise.

16.2 There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any revenue authority regarding the Tax affairs of EE or the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) by EE. All Tax returns for periods ended on or before 31 March 1996 have been agreed with the relevant revenue authority.

16.3 The amount of Tax chargeable on EE to the extent that it relates to the Distribution Business during any accounting period ending on or within six years before 31 December 2000 has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including (but without limitation) the Inland Revenue and HM Customs & Excise.

16.4 All Taxation for which EE is liable and which ought to have been paid has been paid, and, without prejudice to the generality of the foregoing, all payments made by EE which are required to be paid subject to deduction of Tax have been so made, and EE has, to the extent required by the law, accounted to the relevant revenue authority for the Tax so deducted.

16.5   No asset is owned by EE of which there will be a deemed disposal under
       Section 179 TCGA on the signature of this Agreement or on Completion or on this Agreement becoming unconditional.

16.6 No liability in respect of Tax has arisen or will arise in consequence of or in relation to the Transfer Scheme.

16.7   On a disposal of all of its capital assets taken as a whole by EE for:

          (a) in the case of assets owned by EE at the Accounts Date, a consideration equal to the value attributed to the assets in preparing the Accounts, the liability to Tax on chargeable gains, and/or in respect of capital allowance balancing charges (if any) which would be incurred by EE in aggregate in respect of the assets (disregarding any statutory right to claim any allowance or relief) would not exceed the amount taken into account in aggregate in respect of those assets in computing the maximum liability to deferred Taxation as stated in the Accounts; or

          (b) in the case of assets acquired since the Accounts Date, a consideration equal to the consideration actually given for the acquisition, no liability to Tax on chargeable gains and/or in respect of capital allowance balancing charges (disregarding any statutory right to claim any allowance or relief) would be incurred by EE in respect of those assets.

16.8 There are no arrangements or agreements under which EE is or may become liable to make any payments in respect of group relief or surrendered advance corporation tax.

16.9 EE is not and has not at any time been treated as a member of a group of companies for the purposes of value added tax and no application for it to so treated has at any time been made.

16.10 EE has not entered into any transaction in circumstances that the relevant revenue authority could adjust its profits pursuant to any of the provisions of section 770A, Schedule 28AA of ICTA 1988 or section 17 of TCGA.

17     STAMP DUTY

       All documents relating to the Business Assets are in the United Kingdom and, where appropriate have been duly stamped.

18     ACCURACY AND ADEQUACY OF INFORMATION

18.1 The copies of each of the Distribution Business Accounts and the Regulatory Accounts which were in the Data Room are true and complete copies of the original.

18.2 So far as EE Holdco is aware the documents which were in the Data Room were true and complete copies of the originals and, where such documents are drafts or unexecuted copies, are in the final or substantially final form as executed by the parties thereto.

19     INSURANCE

19.1 EE has (and at all material times has had) the benefit of all insurances which are required by law to be effected by it in respect of the Distribution Business.

19.2 Copies of the relevant broker's summary of all insurance policies for the benefit of EE and protection and indemnity clubs to which EE is party and currently in force which extend to the Distribution Business (together the "POLICIES") are attached to or referred to in the Disclosure Letter.

19.3 All premiums due on the Policies have been paid; and so far as EE Holdco is aware, all the other conditions of the Policies have been performed and observed and none of the Policies has or may become void or voidable as a result of an act or omission by EE.

19.4 Copies of the Policies, together with the receipts for the latest premiums payable in respect thereof, are in the possession of EE Holdco or its agents but shall be made available to EE for the purpose of making claims on such terms as to safe custody thereof as EE Holdco and the Buyer may reasonably agree.

19.5 EE Holdco is not aware of any circumstances which would or might entitle EE to make a material claim in respect of the Distribution Business under any of the Policies in respect of which EE has omitted to follow the normal procedures of the Group in such regard (including in relation to making notification to the insurers) or which would invalidate EE's entitlement to make a claim in respect of the Distribution Business under any of the Policies.


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


19.6 Set out in or attached to the Disclosure Letter is a list of (a) all outstanding claims by EE in respect of the Distribution Business under any Policies; and (b) all events and circumstances which EE Holdco is aware may entitle EE to make any such claim.

20     ENVIRONMENTAL MATTERS

20.1 EE has obtained and maintained in full force and effect all Environmental Consents required in respect of the Distribution Business, and there are no conditions, facts or circumstances entitling any such Environmental Consent to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Consent.

20.2 There are attached to the Disclosure Letter complete and up-to-date copies of all material Environmental Consents and all orders, notices, direction, applications, appeals, amendments and reports and any other communications relating to or in connection with any such Environmental Consent.

20.3 No Environmental Claim is pending or has been made or threatened in the period of 24 months ending on the date of this Agreement against EE or any of its past or present directors, secretary or senior employees in their capacity as such or any occupier of any property owned or leased by EE and EE Holdco does not have any reason to believe that EE or any of its officers has or is likely to have any liability in relation to Environmental Matters.

20.4 So far as EE Holdco is aware, EE has obtained and complied with the terms and conditions of all Environmental Consents and all Environmental Consents remain in full force and effect. EE has not yet received any notice of and so far as EE Holdco is aware there are no circumstances that may lead to the revocation, modification or suspension of, or that may prejudice or require material expenditure for the renewal extension, grant or transfer of, any Environmental Consents.

20.5 So far as EE Holdco is aware, for a period of 24 months ending on the date of this Agreement, EE complied in all material respects with all Environmental Laws and there are no facts or circumstances which interfere or prevent compliance with or give rise to any liability under any Environmental Laws.

20.6 There are no civil, criminal, arbitration or administrative actions, claims, proceedings, judgements, aware or suits current, or so far as EE Holdco is aware pending, threatened or outstanding against EE arising from or relating to Environmental Consents or Environmental Law and so far as EE Holdco is aware there are no circumstances which may lead to such actions, claims, proceedings, suits, judgements or awards.

20.7 No notice or communication has been received from any regulatory body or third party alleging that the Business Assets are contaminated or are causing contamination, pollution or harm to the Environment and EE Holdco is not aware of any intention on the part of any relevant authority or third party to give such notice or communication nor conduct any investigation audit in connection with such contamination or pollution.

20.8 Copies of all agreements and memoranda of understanding made with any regulatory body concerning the protection of the Environment, in particular but not limited to the identification, investigation and remediation of any Business Assets, land, water source or other property arising from or connection with the discharge, release, leak or escape of transformer oil from the Business Assets, have been disclosed.

21     BUSINESS PROPERTIES

21.1 EE has the right to use and occupy the Business Properties without adverse claim or possession by any third party, and any use or occupation of the Business Properties by EE is pursuant to an agreement the material terms of which are in writing.


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


21.2 Each of the freehold and the leasehold Business Properties is free from any Security Interest granted by EE.

21.3 So far as EE Holdco is aware, there is no covenant, restriction, burden or stipulation (including, without limitation, any condition attaching to a planning consent or any agreement under Section 106 of the Town and Country Planning Act 1990) affecting any of the Business Properties which is materially inconsistent with the use of the Business Properties by EE for the purposes of the Distribution Business as presently carried on.

21.4 So far as EE Holdco is aware, none of the Business Properties is subject to any easement, public right, common right, wayleave, licence, consent or overriding interest which materially hinders EE from carrying out the Distribution Business as presently carried on.

21.5 So far as EE Holdco is aware, there is no material breach of any covenant affecting the Business Properties which is outstanding and which could materially adversely affect the use and/or enjoyment of the Business Properties by EE.

21.6 In respect of the freehold Business Properties, EE is the legal and beneficial owner of each of the same, and no outstanding options for the sale, lease or other disposal of any of the Business Properties has been granted by or on behalf of EE and is outstanding.

21.7 In respect of the leasehold Business Properties, EE has paid the rents and observed and performed the covenants on the part of the Tenant in all material respects, and has not received from any landlord or superior landlord notification of any material breach which remains outstanding or unremedied or, which, if left unremedied, would have a material adverse effect on the Distribution Business as presently carried on.

21.8 So far as EE Holdco is aware, in respect of the Business Properties EE has a legal right free from onerous conditions to use all roads and conducting media (for drainage, water, electricity, gas, telecommunications and other services) material to each of the Business Properties in the manner in which they are presently used.

21.9 The current use of the Business Properties is, so far as EE Holdco is aware, the lawful use for the purposes of the Planning Acts.


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


                                   SCHEDULE 2
                      LIMITATIONS ON EE HOLDCO'S LIABILITY

1      GENERAL

       Notwithstanding anything in this Agreement or this schedule to the contrary, the provisions of this schedule shall operate to limit the liability of EE Holdco in respect of any claim by the Buyer for any breach of or inaccuracy in the Warranties and, except where expressly stated otherwise, any claim in respect of Taxation or under the Tax Deed (a "CLAIM" or "CLAIMS").

2      LIMITATIONS ON LIABILITY

2.1    LIMITATION ON AMOUNT

2.1.1 The Buyer shall not be entitled in any event to damages or any other amount in respect of any Claim or Claims unless and until:

          (a) the aggregate amount of all such Claims exceeds (pound)5,000,000 (in which event EE Holdco shall be liable for the whole of such aggregate amount (subject to the other provisions of this Agreement) and not only for the excess); and

          (b)  the amount of any individual Claim shall exceed (pound)100,000.

2.1.2 The total aggregate liability of EE Holdco under the Warranties and the Tax Deed shall not in any event exceed (pound)500,000,000 and (subject always thereto) the total aggregate liability of EE Holdco under the Warranties and the Tax Deed in respect of Claims notice of which is served after the fifth anniversary of Completion shall not exceed (pound)300,000,000.

2.1.3 For the purpose of paragraph 2.1.1(b), where a Claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a Claim, such Claim shall be treated as a separate Claim in respect of each such event, circumstance, act or omission provided that the provisions of this sub-paragraph shall not apply to any Claims which arise out of substantially similar or connected events, circumstances, acts or omissions which Claims shall be aggregated and treated as a single Claim for the purpose of sub-paragraph 2.1.1(b).

2.2    TIME LIMITS FOR BRINGING CLAIM

       No Claim shall be brought against EE Holdco unless the Buyer shall have given to EE Holdco written notice of such Claim specifying (in reasonable detail) the matter which gives rise to the Claim, the nature of the Claim and the Buyer's then best estimate of the amount claimed in respect thereof (detailing the Buyer's calculation of the loss thereby alleged to have been suffered by it):

          (a) on or before the fifth anniversary of Completion, in respect of Claims relating to Environmental Matters; or

          (b) on or before the earlier of (A) the twelfth anniversary of the Completion Date and (B) the later of (x) the tenth anniversary of the Completion Date and (y) the eighth anniversary of the filing by or on behalf of EE of its tax return for the last accounting period of EE falling on or before 31 December 2001, in respect of Claims relating to Taxation or claims under the Tax Deed; or

          (c)  on or before 30 June 2003, in respect of any other matters,

       provided that the liability of EE Holdco in respect of a Claim shall absolutely determine (if such Claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such Claim shall not have been commenced within nine months of the service of such notice (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and served upon EE Holdco).

3      CONDUCT OF THIRD PARTY LITIGATION

3.1 Upon the Buyer becoming aware of any claim, action or demand brought or made by a third party against the Buyer, EE or 24 Seven (whichever of such parties against whom the same are brought or made being the "DEFENDANT") or matter which is reasonably likely to give rise to a Claim (other than a Claim in respect of Taxation or under the Tax Deed, in which case clause 5 of the Tax Deed shall apply), the Buyer shall (or shall procure that the relevant Defendant shall):

          (a) notify EE Holdco by written notice, as soon as it appears to the Buyer that EE Holdco is or may become liable under this Agreement, of any assessment or claim of a third party received by or coming to the notice of such Buyer which may result in such a Claim;

          (b) at EE Holdco's expense, take such reasonable action and give such reasonable information and access to personnel, premises, chattels, documents and records to EE Holdco and its professional advisers as EE Holdco may reasonably request and EE Holdco shall be entitled to require the relevant Defendant to take such reasonable action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto (subject always to the relevant Defendant being indemnified to its reasonable satisfaction and provided that the relevant Defendant shall not be obliged to do any act which in its reasonable opinion is prejudicial to the material commercial interests of the relevant Defendant);

          (c) at the reasonable request of EE Holdco (subject to the relevant Defendant being indemnified to its reasonable satisfaction and save where the relevant Defendant considers in its reasonable opinion that the material commercial interests of the relevant Defendant would be prejudiced), allow EE Holdco to take the sole conduct of such actions as EE Holdco may deem appropriate in connection with any such assessment or claim in the name of the relevant Defendant and in that connection the relevant Defendant shall give or cause to be given to EE Holdco all such assistance as EE Holdco may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the EE Holdco and the relevant Defendant may agree to act on behalf of the relevant Defendant, as appropriate;

          (d) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of EE Holdco (such consent not to be unreasonably withheld or delayed); and

          (e) take all reasonable action to mitigate any loss suffered by it in respect of which such Claim could be made.

3.2 In any event, EE Holdco shall, save where the Buyer considers in its reasonable opinion that the material commercial interests of the relevant Defendant would be prejudiced, be entitled at any stage and at its sole discretion to settle any such third party assessment or claim (provided that it shall take account of any reasonable requests of the Buyer) and shall give the Buyer three Business Days prior notice of its decision so to settle such assessment or claim.

4      NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR

4.1    BUYER CAN ONLY CLAIM ONCE

4.1.1 The Buyer and those deriving title from the Buyer on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual Claim.

4.1.2 EE Holdco shall not be liable, and the Buyer shall not be entitled to recover, damages to the extent that the subject of the Claim (other than a Claim in respect of Taxation to which, together with any claim under the Tax Deed, clause 4 of the Tax Deed shall apply) has been made good or is otherwise properly compensated for without cost to the Buyer.

4.2    TAXATION

       In calculating the liability of EE Holdco for any breach of the Warranties there shall be taken into account the amount (if any) by which any Taxation for which the Buyer or EE is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability and the amount of any liability of the Buyer or EE to Taxation in respect of the receipt of any payment made under the Warranties.

4.3    INSURANCE

       If, in respect of any matter which would give rise to a breach of the Warranties, EE is entitled (or would have been so entitled had EE maintained in force, or but for any change in the terms of, the policies of insurance maintained by or on behalf of EE immediately prior to Completion or policies providing equivalent cover thereto) to claim under any policy or insurance, then no such matter shall be the subject of a Claim unless and until EE has made a claim against its insurers and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then reduce or, if such reduction is greater in amount than the Claim, extinguish such Claim.

4.4    RECOVERY FROM THIRD PARTIES

4.4.1 Where the Buyer or EE is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim (other than a Claim in respect of Taxation or under the Tax Deed in which case clause 4 of the Tax Deed shall apply) the Buyer or EE shall undertake, or procure that EE shall undertake, all reasonable steps to enforce such recovery (subject to the Buyer or EE being indemnified to its reasonable satisfaction) and, in the event that the Buyer or EE shall recover any amount from such other person, the amount of such Claim against EE Holdco shall be reduced by the amount recovered, less all reasonable costs, charges and expenses or Taxation incurred by the Buyer or EE recovering that sum from such other person.

4.4.2 If EE Holdco pays at any time to the Buyer an amount pursuant to a Claim (other than a Claim in respect of Taxation or under the Tax Deed in which case clause 4 of the Tax Deed shall apply) and the Buyer or EE subsequently becomes entitled to recover (or does recover) from some other person any sum in respect of any matter giving rise to such Claim, the Buyer shall take, or procure that EE shall undertake, all reasonable steps to enforce such recovery, and shall promptly repay to EE Holdco so much of the amount paid by EE Holdco to the Buyer as does not exceed the sum recovered from such other person less all reasonable costs, charges and expenses or Taxation incurred by the Buyer or EE recovering that sum from such other person.

4.4.3 If any amount is repaid to EE Holdco by the Buyer pursuant to paragraph 4.4.2 above, an amount equal to the amount so repaid shall be deemed never to have been paid by EE Holdco to the Buyer for the purposes of calculating EE Holdco's total aggregate liability under paragraph 2.

4.4.4 Where the person from whom the Buyer or EE may be entitled to make a recovery as is referred to in clauses 4.4.1 or 4.4.2 or 24 Seven, the Buyer or EE shall, if so requested by EE Holdco (subject to the Buyer or EE being indemnified to its reasonable satisfaction) allow EE Holdco to take the sole conduct of such actions as EE Holdco may deem appropriate in connection with any such recovery in the name of the Buyer or EE and in that connection the Buyer or EE shall give or cause to be given to EE Holdco all such assistance as EE Holdco may reasonably require in making such claim and shall instruct such solicitors or other professional advisers as the EE Holdco may direct to act on behalf of the Buyer or EE, as appropriate.

5      ACTS OF BUYER

       No Claim (other than a Claim in respect of Taxation or under the Tax Deed in which case clause 3 of the Tax Deed shall apply) shall lie against EE Holdco to the extent that some or all of the amount claimed would not have arisen but for:

          (a) any voluntary act, omission, transaction or arrangement carried out by the Buyer or on its behalf or by persons deriving title from the Buyer on or after Completion; or

          (b) any admission of liability made after the date hereof by the Buyer or on its behalf or by persons deriving title from the Buyer on or after Completion other than any admission made in accordance with paragraph 3 of this schedule or clause 5 of the Tax Deed; or

          (c) any default by 24 Seven in performing its obligations under the network services agreement with EE dated 14 December 1999 (as amended from time to time) which has occurred prior to Completion and of which (i) the Buyer was aware and (ii) EE Holdco was not aware.

6      ALLOWANCE, PROVISION OR RESERVE IN ACCOUNTS OR THE COMPLETION STATEMENT

6.1 No matter shall be the subject of a claim for breach of any of the Warranties to the extent that allowance, provision or reserve in respect of such matter has been made in the Balance Sheet, or the Regulatory Accounts or has been expressly included in calculating creditors or deducted in calculating debtors in such accounts or has been otherwise expressly taken account of or reflected in such accounts.

6.2 No Claim (other than a Claim in respect of Taxation or under the Tax Deed in which case clause 9 of the Tax Deed shall apply) shall be made in respect of any matter if and to the extent that such matter was taken into account in the preparation of the Completion Statement (as defined in schedule 3).

7      FUTURE LEGISLATION

       No liability shall arise in respect of any Claim (other than a Claim in respect of Taxation or under the Tax Deed in which case clause 3 of the Tax Deed shall apply) to the extent that liability for such breach occurs or is increased wholly or partly as a result of any legislation or any modification to the Distribution Licence not in force at the date of this Agreement.

8      TAXATION/ACCOUNTING

       No claim shall arise in respect of any breach of any of the Warranties in relation to a liability in respect of Taxation arising from circumstances in relation to which clause 3 of the Tax Deed excludes any liability on the part of EE Holdco in respect of a Taxation Liability arising from the same circumstances.

9      NO LIABILITY FOR CONTINGENT OR NON-QUANTIFIABLE CLAIMS

       If any breach of the Warranties arises by reason of some liability of EE which, at the time such breach or claim is notified to EE Holdco, is contingent only or otherwise not capable of being quantified, then EE Holdco shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be. So long as such claim shall have been notified to EE Holdco in accordance with paragraph 2.2, as appropriate, then the proviso to paragraph 2.2 shall be amended in relation to such claim so as to require that legal proceedings be commenced within nine months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of EE Holdco not to determine.


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


10     INDEPENDENT ADVICE OF THE BUYER

       The Buyer acknowledges and agrees with EE Holdco (for itself and for the benefit of its directors, officers, employees and advisers and as trustee for such directors, officers, employees and advisers) that the Buyer has had independent legal and financial advice relating to the purchase of the Sale Shares and to the terms of this Agreement and the documents to be executed pursuant to it, including the terms of this paragraph.

11     PAYMENTS UNDER CLAIMS

       EE Holdco and the Buyer agree that any payments made in respect of Claims (other than any Claim under the Tax Deed in which case clause 2.2 of the Tax Deed shall apply) shall, so far as possible, be treated, for the purposes of Taxation, as an adjustment to the consideration given for the Sale Shares.

                                   SCHEDULE 3
                       PURCHASE PRICE ADJUSTMENT MECHANISM

1      DEFINITIONS AND INTERPRETATION

1.1    In this schedule unless the context otherwise requires:

       "CAPEX" means capital expenditure, net of customer contributions, of EE;

       "CAPEX PERIOD" means each complete calendar month beginning with November 2001 and ending with the month in which Completion falls (and for the month in which the Completion Date occurs only the relevant part of the month shall be brought into account on a daily basis);

       "2002 CAPEX PERIOD" means the period beginning 1 January 2002 and ending at the Completion Effective Time (inclusive);

       "CAPEX SCHEDULE" means the schedule of anticipated Capex for each Capex Period until 30 June 2002, in the form set out in Part B of Appendix 25 to the Disclosure Letter;

       "CAPEX 2001 STATEMENT" means a statement to be prepared under paragraph
       2.1 of this schedule on the Statement Basis as at the Completion Effective Time showing a computation, for each Capex Period to 31 December 2001 of:

       (a) the extent to which EE shall have incurred Capex in aggregate in excess of the Forecast Capex for that period, or as the case may be, the extent to which EE shall have incurred Capex in aggregate less than the Forecast Capex for that period (and so that for any such period the extent to which Capex is in aggregate in excess of the relative Forecast Capex is the "CAPEX OVERSPEND" and the extent to which such Capex is in aggregate less than the relative Forecast Capex is the "CAPEX UNDERSPEND");

       (b) the extent to which any such Capex Overspend falls within any of the following (such amounts being "ADJUSTABLE CAPEX OVERSPEND"):

              (i)    it is not more than (pound)1,000,000; and/or

              (ii) the Buyer otherwise consents to any such Capex Overspend; and/or

              (iii) the Capex Overspend is incurred pursuant to any applicable law or regulation, Regulatory Directive or the Distribution Licence; and/or

              (iv) where EE Holdco can demonstrate to the Buyer's reasonable satisfaction that it was necessary for EE to incur expenditure without obtaining the prior consent of the Buyer due to emergency operational requirements which were likely (in the reasonable opinion of EE Holdco) to cause significant operational difficulties if not remedied before it was practicable to obtain the consent of the Buyer; and

       (c) the extent to which any such Capex Underspend falls within any of the following (such amounts being "PERMITTED CAPEX UNDERSPEND"):

              (i) EE shall have incurred expenditure originally characterised in writing by 24 Seven to Capex but subsequently re-characterised in writing by 24 Seven as operating expenditure; and/or

              (ii) the Buyer consents to any such Capex Underspend, such consent not to be unreasonably withheld or delayed; and/or

              (iii) the Capex Underspend results directly from any applicable law or regulation, Regulatory Directive or the Distribution Licence,

              (and the excess for any Capex Period of total Capex Underspend over Permitted Capex Underspend being the "ADJUSTABLE CAPEX UNDERSPEND");

       "CAPEX 2002 AMOUNT" means the aggregate of the amounts of Capex (as shown in the Capex 2002 Statement) which:

       (a) is not in excess of the Forecast Capex for each of the Capex Periods falling within the period covered by the Capex 2002 Statement (and so that the extent to which Capex for any Capex Period is in aggregate in excess of the aggregate Forecast Capex for such Capex Period is the "CAPEX Overspend"); and

       (b)    is Capex Overspend falling within any of the following:

              (i) it is attributable to the carry forward of Capex Underspends from prior to 1 January 2002; and/or

              (ii)   it is not more than (pound)2,000,000; and/or

              (iii) the Buyer otherwise consents to any such Capex Overspend; and/or

              (iv) the Capex Overspend is incurred pursuant to any applicable law or regulation, Regulatory Directive or the Distribution Licence; and/or

              (v) where EE Holdco can demonstrate to the Buyer's reasonable satisfaction that it was necessary for EE to incur expenditure without obtaining the prior consent of the Buyer due to emergency operational requirements which were likely (in the reasonable opinion of EE Holdco) to cause significant operational difficulties if not remedied before it was practicable to obtain the consent of the Buyer;

       "CAPEX 2002 STATEMENT" means a statement to be prepared under paragraph
       2.1 of this schedule of the Capex of EE incurred in the 2002 Capex Period which states the Capex 2002 Amount;

       "COMPLETION DATE" means has the meaning set out in clause 1.1 of this Agreement;

       "COMPLETION EFFECTIVE TIME" means midnight on the Completion Date;

       "FORECAST CAPEX" means, for each Capex Period, the aggregate amount of Capex forecasted to be spent by EE for that period as shown in the Capex Schedule (and so that for the Capex Period in which this Agreement is signed or Completion falls, such amount shall be apportioned on a daily basis);

       "STATEMENT BASIS" means the same principles, practices, bases, policies and methods of valuation, consistently applied and as specified in Part B of Appendix 10 to the Disclosure Letter (save in relation to provisions, which shall in all cases be taken as zero);

       "WORKING CAPITAL" means, in relation to EE, the aggregate value of stocks, debtors, short term investments, cash at bank and in hand, prepayments and accrued income, creditors; amounts falling due within one year (including the TXU Intercompany but for the avoidance of doubt excluding the amounts referred to in clause 5.1.6) and creditors; amounts falling due after one year (but excluding the (pound)350m bond 2004, (pound)200m bond 2012 and (pound)200m bond 2025, all of EE outstanding at the date hereof) (in each case including all items appearing under headings C; D, E and H as set out in the Format 1 balance sheet at schedule 4 CA 1985);

       "WORKING CAPITAL BASE STATEMENT" means the statement prepared on the Statement Basis, in the form set out in Part A of Appendix 25 to the Disclosure Letter which shows the assumed Working Capital of EE as at the Completion Effective Time, assuming it occurs on 31 December 2001; and

       "WORKING CAPITAL COMPLETION STATEMENT" means the statement in the same format as the Working Capital Base Statement to be prepared under paragraph 2.1 of this schedule on the Statement Basis which shows the actual Working Capital of EE as at the Completion Effective Time.

2      COMPLETION STATEMENT

2.1 The Buyer shall procure that, as soon as reasonably practicable and in any event within two months following Completion, there shall be prepared by the Buyer, in conjunction with the Buyer's accountants and submitted to EE Holdco for approval by EE Holdco and Deloitte & Touche:

          (a)  the Working Capital Completion Statement;

          (b)  the Capex 2001 Statement; and

          (c)  the Capex 2002 Statement,

       (together the "STATEMENTS").

2.2 EE Holdco shall review the Statements and shall, on or before the date (the "NOTIFICATION DATE") falling 21 days after receipt of the Statement by EE Holdco, inform the Buyer in writing whether or not, in its opinion, the Statements comply with the requirements of this schedule and, if not, shall notify the Buyer in writing, specifying so far as is able to do so, the amount and nature of any dispute. In the event that EE Holdco shall not have so notified the Buyer by the Notification Date, then the Statements shall be deemed to have been agreed.

2.3 If, as a result of the notification referred to in paragraph 2.2, there is any item in dispute in relation to the Statements, EE Holdco and the Buyer (and their respective accountants) together with, if instructed by EE Holdco and the Buyer (respectively), EE's Auditors shall hold discussions in good faith with a view to reaching agreement between them as to the subject matter of the dispute and if such agreement is reached, and is confirmed in writing by both parties, it shall in the absence of manifest error be final and binding.

2.4 Any dispute with respect to the Statements which remains unresolved by the date falling seven days after the Notification Date shall, at the request of the Buyer, be referred for final settlement to an independent firm of chartered accountants nominated jointly by EE Holdco and the Buyer or, failing such nomination, within 7 days after request by either party, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales or his nominee. Such independent firm (the "EXPERT") shall act as experts and not as arbitrators and its decision shall (in the absence of manifest error) be final and binding on the parties, insofar as any matter relating to the Statement is concerned.

2.5 If the Expert is nominated by agreement between the parties or by the President for the time being of the Institute of Chartered Accountants in England and Wales or his nominee but the formal appointment is delayed for more than twenty eight days after such nomination by reason of the failure by the parties to agree the terms required by the Expert for appointment (excluding Expert's fee but including, without limitation, the Expert's terms of reference, any indemnity that the Expert may require in relation to its appointment, any provision that the Expert may require exempting the Expert from being called as a witness in proceedings between the Parties in connection with the Expert's decision and any provision requiring the Expert to give or not give reasons (as the case may be) for the Expert's decision) such terms may be determined by the Expert and the terms so determined shall be binding of the Parties. If such terms are not agreed or determined within 28 days after the nomination of the Expert (or such longer period as the Parties may agree in writing) the Parties may agree (or, failing such agreement, either Party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales or his nominee) to nominate another expert in accordance with paragraph 2.4.

2.6 The fees of the Expert shall be payable by EE Holdco on the one hand and the Buyer on the other in such proportions as the Expert determines or (failing such determination) in equal proportions.

2.7 The Buyer shall co-operate fully with EE Holdco and its accountants and, if applicable, with the Expert (including giving all reasonable access to records, working papers, information and to personnel) and shall procure that EE and EE's Auditors shall co-operate in the same way with a view to enabling the Statements to be prepared and subsequently discussed, and, if applicable, with a view to enabling the Expert to make any determination required by this schedule.

2.8 Upon the date that the Statements are all agreed or deemed to have been agreed in accordance with paragraphs 2.2 or 2.3 or has been finally determined in accordance with paragraph 2.4, the Buyer shall agree or, as the case may be, the Expert shall certify, and deliver an appropriate certificate to EE Holdco and the Buyer of the amount (the "COMPLETION ADJUSTMENT BALANCE") which is equal to the sum of:

          (a) the Working Capital of EE at Completion, as shown in the Working Capital Completion Statement;

          (b) plus an amount equal to the aggregate of all Adjustable Capex Overspends as shown in the Capex 2001 Statement;

          (c) less an amount equal to all Adjustable Capex Underspends as shown in the Capex 2001 Statement;

          (d)  plus the Capex 2002 Amount as shown by the Capex 2002 Statement;
               and

          (e) less an amount equal to the proceeds of any disposal of any fixed asset between the date of the Exchange Balance Sheet and Completion net of the reasonable costs and expenses of such disposal

2.9 The Parties agree that this schedule shall be operated, and the terms used herein shall be interpreted, to avoid or eliminate any double counting of amounts or movements in amounts.

3      ADJUSTMENT PAYMENTS

       If the Completion Adjustment Balance as determined under paragraph 2.8:

          (a) exceeds the Working Capital set out in the Working Capital Base Statement, the Buyer shall pay to EE Holdco on the second business day following the agreement or the delivery of the certificate referred to in paragraph 2.8, an amount equal to such excess by way of additional consideration for the Sale Shares; or

          (b) is equal to the Working Capital set out in the Working Capital Base Statement, no payment shall be due; or

          (c) falls short of the Working Capital set out in the Working Capital Base Statement, EE Holdco shall pay to the Buyer, on the second business day following the agreement or the delivery of the certificate referred to in paragraph 2.8, an amount equal to such shortfall by way of partial refund of the consideration for the Sale Shares.

4      REPAYMENT OF TXU INTER-COMPANY

4.1 If the TXU Intercompany (excluding for the avoidance of doubt the amounts referred to in clause 5.1.6) as stated in the Working Capital Completion Statement is a negative number, the Buyer shall (notwithstanding the terms on which such TXU Intercompany is outstanding) procure that EE repays such amount to the relevant members of the Guarantor's Group on the second Business Day following the delivery of the certificate referred to in paragraph 2.8.

4.2 If the TXU Intercompany (excluding for the avoidance of doubt the amounts referred to in clause 5.1.6) as stated in the Working Capital Completion Statement is a positive number, TXUEG shall (notwithstanding the terms on which such TXU Intercompany is outstanding) procure that the relevant members of the Guarantor's Group repays such amount to EE on the second Business Day following the delivery of the certificate referred to in paragraph 2.8.

                                   SCHEDULE 4
                           BASIC INFORMATION ABOUT EE


1.   Registered number               :  2366906

2.   Date of incorporation           :  1 April 1989

3.   Place of incorporation          :  England

4.   Address of registered office    :  Wherstead Park, Wherstead, Ipswich,
                                        Suffolk IP9 2AQ

5.   Class of company                :  private limited

6.   Authorised share capital        :  400,000,000 ordinary shares of 50p each

7.   Issued share capital            :  251,513,142 ordinary shares of 50p each

8.   Loan capital                    :  None

9.   Sole member                     :

     Full Name                          Registered Address
     ---------                          ------------------
     Eastern Electricity Holdings       Wherstead Park,
     Limited                            Wherstead, Ipswich,
                                        Suffolk IP9 2AQ

10.  Directors                       :  Paul Marsh

                                        Philip Turberville

                                        Martin Stanley

11.  Secretary                       :  Shaun Kevin Bryant

12.  Accounting reference date       :  31st December

13.  Auditors                        :  Deloitte & Touche

                                   SCHEDULE 5
                                    PENSIONS

1      INTERPRETATION

(A) In addition to the provisions of clause 1 of this agreement, this Schedule shall be construed as set out in this paragraph.

(B) The following expressions and related expressions have the same meanings as in the Pension Schemes Act 1993: "CASH EQUIVALENT", "CONTRACTED-OUT", "GUARANTEED MINIMUM PENSION", TRANSFER PREMIUM", "MONEY PURCHASE BENEFITS" and section 9(2B) rights.

(C)    The following expressions have the same meanings as in the Rules of the
       ESPS: "SALARY", "PENSIONABLE SALARY", "CONTRIBUTING SERVICE", "PENSIONABLE SERVICE" and "PARTICIPATING EMPLOYER".

(D) All references to notifications and other communications mean written ones.

(E)    The following expressions have the following meanings:

         "24 SEVEN SENIOR MANAGERS" has the meaning set out in the definition of "Senior Managers" under schedule 3 of the 24 Seven S&P ;

         "ACTUAL PAYMENT DATE" means the date on which the Transfer Amount is actually transferred to the Buyer's Scheme;

         "ACTUARY" means a Fellow of the Institute or Faculty of Actuaries or a firm of those Fellows or a body making available the advice of one of those Fellows;

         "ACTUARY'S LETTER" means the letter dated 16th November, 2001 from TXUEG's Actuary to the Buyer's Actuary relating to this Schedule, a copy of which is Appendix B;

         "AGREED RATE" means a rate per annum equal to the base rate of Barclays Bank PLC from time to time compounded half-yearly and references to interest at the Agreed Rate mean interest accruing daily at the Agreed Rate;

         "ALTERNATIVE SCHEME" is as defined in the Protection Regulations;

         "AVCs" means additional voluntary contributions paid by Members to the Pension Scheme other than those applied to purchase added years of pensionable service;

         "BUYER'S ACTUARY" means an Actuary appointed by the Buyer and notified to TXUEG for the purpose of this schedule. Until further notice by the Buyer, the Buyer's Actuary is Ian Edwards of Bacon & Woodrow, Epsom;

         "BUYER'S SCHEME" means the scheme described in paragraph 3 below, namely the London Electricity Group of the ESPS, and, where the context permits, includes its trustees;

         "COMPLETION" means completion of the transactions contemplated by clause 5 of this agreement and "COMPLETION DATE" means the date of Completion;

         "DUE PAYMENT DATE" means a date agreed between TXUEG and the Buyer which is no later than one month after all the Transfer Conditions have been satisfied provided they then remain satisfied;

         "EMPLOYEE" means any person who, at the Completion Date, is an employee of EE and "EMPLOYEES" shall be construed accordingly;

         "EXEMPT APPROVED SCHEME" has the same meaning as in section 592 of ICTA 1988 and "EXEMPT APPROVED" and "EXEMPT APPROVAL" shall be construed accordingly;

         "TXUEG'S ACTUARY" means an Actuary appointed by TXUEG and notified to the Buyer for the purpose of this Schedule. Until further notice, TXUEG's Actuary is Corinne Groves of Bacon & Woodrow, St. Albans;

         "INDEX" means an index at the Completion Date comprising as to:

         (a)   80 per cent. the FT-Actuaries all-share total return index; and

         (b) 20 per cent. the FT-Actuaries index of prices for British government stocks 5 to 15 years (assuming notional gross interest is reinvested in the same index at the end of each calendar month).

         If there is any difference between either of the FT-Actuaries indices as published in the press and the index in accordance with the basis agreed between the Financial Times, the Institute of Actuaries and the Faculty of Actuaries, the latter is used for the purposes of this Schedule;

         "INVESTMENT ADJUSTMENT" means the notional investment return, reduced by 0.1 per cent. per annum to take account of investment expenses, over the relevant period specified in this Schedule calculated by comparing the level of the Index at the close of business on the first day of that period with the level of the Index at close of business on the last day of that period or, if either of those days is not a day for which the indices comprising the Index are quoted, the level of the Index at the close of business on the previous day for which they were quoted is used;

         "JOINING DATE" means (a) 1st April 2002; or (b) such earlier date as the PSO may require; or (c) another date agreed between TXUEG and the Buyer, such agreement not to be unreasonably withheld or delayed, in any case unless the Buyer materially defaults on any obligation under paragraph 2 below and TXUEG notifies the Buyer that its participation is to end on an earlier date, such notice to be given four weeks before participation shall end in consequence of the Buyer's material default, in which case the day after the expiry of four weeks from such notice will be the Joining Date;

         "MEMBER" means, at any time or during any period specified in this schedule, an active member of the Pension Scheme in Pensionable Service (including a member who is temporarily absent under the Rules on maternity leave);

         "MEMBERS' CONTRIBUTIONS" for use in the Actuary's Letter means all contributions made by or in respect of Transferring Members with respect to the Participation Period other than AVCs and those described in paragraph 2(D)(ii) and (iv) below;

         "NON-CONSENTING MEMBER" means a person who is an Employee and a Member at any time during the Participation Period other than a Transferring Member;

         "OPTION FORM" means a form to be completed by Members and delivered to the Pension Scheme, to be in a form agreed by TXUEG and the Buyer, such agreement not to be unreasonably withheld or delayed, and including words substantially in the form set out in Appendix A;

         "PARTICIPATION PERIOD" means the period from and including the Completion Date up to but excluding the Joining Date.

         "PENSION SCHEME" means, and this Schedule applies to, the Eastern Group of the Electricity Supply Pension Scheme (the "ESPS") established by a resolution of the Electricity Council dated 28th January 1983, as amended. Where the context requires, the "PENSION SCHEME" includes its trustees;

         "PROTECTION REGULATIONS" means the Electricity (Protected Persons) (England and Wales) Pension Regulations 1990 (S1 1990 No. 346);

         "PROTECTED PERSON" is as defined in the Protection Regulations;

         "PSO" means the Pension Schemes Office of the Inland Revenue or its successor in function;

         "RETAINED COSTS" for use in the Actuary's Letter means a sum equal to 2 1/4 per cent. per annum of the total Salaries of Employees who are Transferring Members during the Participation Period (pro rated to the period of participation);

         "RULES" means, in relation to the Pension Scheme, the trust deeds, rules and other documents governing the Pension Scheme as identified to the Buyer;

         "SENIOR MANAGER" means P.R. Harvey;

         "TRANSFER AMOUNT" means the amount that is calculated as specified in the Actuary's Letter. In calculating the Transfer Amount any benefits under the Pension Scheme which are attributable to AVCs paid by the Transferring Members and in respect of which the Transferring Members are not entitled to benefits based on their final pensionable earnings are disregarded;

         "TRANSFER CONDITIONS" means all of the following:

         (a) in all material respects (except in relation to paragraph (f) of this definition, where the Buyer shall comply absolutely) the Buyer has complied with the requirements of paragraphs 2 and 3 below and the Buyer's Scheme is as described in, and complies with, paragraph 3 below or TXUEG has, at its absolute discretion, waived such compliance;

         (b) neither the Buyer, any member of the Buyer's Group nor the Buyer's Scheme has made any statement to the effect that any benefit which is required to be provided under paragraph 3 below will be reduced or discontinued;

         (c) the Board of Inland Revenue has given written approval to the transfer of assets from the Pension Scheme to the Buyer's Scheme in respect of the Transferring Members and any condition to which that approval is subject is satisfied;

         (d) the Pension Scheme has received the Option Forms completed and signed by the Transferring Members;

         (e) the calculation of the Transfer Amount has become final and binding as set out in this schedule; and

         (f) the Buyer's Scheme complies with the minimum funding requirement (within the meaning of section 56, Pensions Act 1995) (the "MFR"), such that the value of the Buyer's Scheme's assets exceeds 100 per cent. of its liabilities as certified by the Buyer's Actuary to TXUEG's Actuary and there is a certified schedule of contributions in support of such valuation.

         "TRANSFERRING MEMBER" means a person:

         (a)   who is a Member at the Completion Date and an Employee;

         (b)   who is a Member immediately before the Joining Date;

         (c) who begins to accrue retirement benefits as stated in paragraph 3(B) below under the Buyer's Scheme as of the Joining Date; and

         (d) in respect of whom the Pension Scheme receives a signed Option Form with transfer payment selected, by the date specified in the form for its return, and who does not, before the Joining Date, withdraw his selection of that option, die or become entitled to the payment of immediate benefits under the Pension Scheme.

         "TXUEG" means the Guarantor.

2      EE'S PARTICIPATION IN THE PENSION SCHEME

(A) Subject to the treatment of the Pension Scheme as an Exempt Approved Scheme not being prejudiced and to the Buyer and EE complying with the terms of this Schedule, the Rules and all applicable statutory requirements, TXUEG will, subject to Inland Revenue approval, procure the continued participation of EE in the Pension Scheme during the Participation Period in respect of those Employees who are Members at the Completion Date in particular (but without prejudice to the generality of the foregoing) where those Members are Protected Persons.

(B) The Buyer (with such assistance from TXUEG as the Buyer may reasonably require) will make all necessary arrangements to obtain its own contracting-out certificate in relation to EE and will cause the Employees who are Members to be in contracted-out employment by reference to the Pension Scheme throughout the Participation Period and promptly after the end of the Participation Period will make all necessary arrangements to surrender that certificate as of the end of the Participation Period.

(C) The Buyer undertakes that it shall not, and undertakes to procure that EE and any member of the Buyer's Group shall not:

       (a) do or omit to do during or in respect of the Participation Period any act or thing which would or might adversely affect the Exempt Approval of the Pension Scheme or its status as a contracted-out scheme or cause the Pension Scheme to be in breach of any statutory requirement;

       (b) exercise any power or discretion of a participating employer under the Pension Scheme except on terms (whether as to payment of additional contributions or otherwise) which TXUEG agrees in writing (such agreement not to be unreasonably withheld).

(D) The Buyer will procure the prompt payment of the following in respect of those Employees who are Members during and in respect of the Participation Period from time to time:

              (i) employer's contributions for Members at the rate of 13 per cent. of their respective Salaries;

              (ii) 1 per cent. of Salary in respect of administration expenses;

              (iii) Member's contributions and Member's AVCs in accordance with the Rules; and

              (iv) an amount equal to the additional capital cost to the Pension Scheme of providing benefits on the termination of employment, early retirement or redundancy of Employees who do not become Transferring Members as calculated and advised as appropriate by the Pension Scheme's actuary in accordance with clause 13(1)(e) and rule 16 or 17 of the ESPS Rules.

(E) The Buyer shall procure that payment of the employer's and Members' contributions and other payments as stated in paragraph 2(D) above are made in cleared funds on the twelfth day of each month and will pay interest at the Agreed Rate on any amount due and unpaid from time to time. Payment under paragraph 2(D)(ii) shall be made to or to the order of TXUEG. Payments under paragraphs 2(D)(i)(iii), and (iv) shall be made to the Pension Scheme.

(F)    (a) In this sub-paragraph (F):

              "LIMITED EARNINGS INCREASE" means, in relation to a Non-Consenting Member entitled to or accruing defined benefits other than just lump sum death in service benefits, an increase in earnings after the Completion Date that has the effect of increasing Pensionable Salary, compared to what Pensionable Salary would have been if his Contributing Service had ended at the Completion Date, by no more than a percentage equal to the assumption used for salary increases in the Actuary's Letter if the period between the Completion Date and the termination of his Contributing Service is one year and so in proportion for a period other than a year. This paragraph (F) applies separately in respect of each Non-Consenting Member.

       (b) The Buyer will pay to the Pension Scheme (or as it may direct) on demand an amount in cash equal to:

              (i) the amount by which the capital value of the benefits payable under the Pension Scheme to or in respect of any Non-Consenting Member is increased by an increase in earnings in excess of a Limited Earnings Increase by the Buyer (or by EE or any member of the Buyer's Group); plus

              (ii)   interest at the Agreed Rate on the amount in sub-paragraph
                     (i) above in respect of the period from (and including) the date on which the Non- Consenting Member ceases to be in Contributing Service by reference to the Pension Scheme up to (but excluding) the date on which final payment is made in accordance with this sub-paragraph.

              For the purposes of this sub-paragraph (F):

              (iii) the amount by which the capital value of the benefits is so increased is taken to be the amount by which A exceeds B where "A" is the capital value of the benefits payable under the Pension Scheme (whether immediately, prospectively or contingently) to or in respect of the Non-Consenting Member on and after the date on which the Non-Consenting Member ceases to be in Contributing Service and "B" is the capital value of the benefits which would have been so payable had earnings been increased by a Limited Earnings Increase;

              (iv) the amount by which the capital value of the benefits is so increased is calculated as at the date on which the Non-Consenting Member ceases to be in Contributing Service and on the basis of the assumptions and method set out in the Actuary's Letter in the same way as the unadjusted Transfer Amount is calculated;

              (v) paragraph 5 applies to the calculation referred to in sub-paragraph (iv) above mutatis mutandis; and

              (vi) payment in accordance with this sub-paragraph must be made within a period of 14 days after the calculation of the amount by which the capital value has been increased as mentioned in sub-paragraphs (iii) and (iv) above has become final and binding in accordance with sub-paragraph (v) above.

(G) The Buyer shall nominate, and shall procure that EE shall nominate, such person as TXUEG may direct for the purpose of any provision of or regulations made under the Pension Schemes Act 1993 or the Pensions Act 1995 which allow employers in multi-employer schemes to nominate a person to act for them for any purpose and that the Buyer will exercise, and shall procure that EE exercises any power and executes any document as TXUEG may reasonably require to implement the relevant provision and will not exercise any such power without TXUEG's consent, such consent not to be unreasonably delayed or refused.

(H) If any actuarial valuation of the Pension Scheme discloses an actuarial surplus, the principal employer of the Pension Scheme shall have no obligation to make arrangements to deal with any such surplus such that any part thereof shall be used for the benefit of the Buyer, EE and any member of the Buyer's Group or any Employee who is a Member. If any actuarial valuation of the Pension Scheme prepared under the terms of the ESPS discloses an actuarial deficit, the Buyer and EE shall have no obligation to fund or contribute towards such deficit.

(I) TXUEG shall provide on the Buyer's reasonable demand to the Buyer, on the expiry of the Participation Period, all relevant pensions data in respect of Transferring Members' participation in the Pension Scheme.

(J) The Buyer shall provide on reasonable demand to TXUEG accurate and complete payroll details to enable TXUEG efficiently to administer the Pension Scheme during the Participation Period in accordance with this schedule and in compliance with all legal requirements and regulations.

(K) The Buyer shall indemnify and keep indemnified TXUEG and any of TXUEG's Group in respect of any of the obligations of the Buyer under this paragraph 2.

(L) During the Participation Period, TXUEG will procure that no alterations are made to the benefits or contributions of any Employee who is a Member nor make any amendment which would reduce the Transfer Amount without the prior written consent of the Buyer and will not terminate contributions to the Pension Scheme.

(M) If any Member who receives an Option Form (as referred to paragraph 4(A)) does not transfer his past service rights to the Buyer's Scheme pursuant to the Option Form but does subsequently elect to transfer his past service benefits to the Buyer's Scheme within the period of two years following the Completion Date (each subsequent transfer to be referred to in this paragraph 2 as a delayed transfer) then the transfer payment from the Pension Scheme to the Buyer's Scheme in respect of that delayed transfer will be calculated on the same basis as if the Member had elected to transfer his past service benefits pursuant to the Option Form.

       Paragraph 5 and 8 of this Schedule shall apply to delayed transfers as if they were transfers pursuant to the Option Form.

(N) During the Participation Period the Buyer will procure the prompt payment to TXUEG of an amount not exceeding (pound)1,000,000 in relation to the arrears of contributions by 24 Seven Utility Services Limited or 24 Seven Contract Services Limited for the period from 1st April 2001 to the Completion Date and the augmentation value relating to the 24 Seven Senior Managers' and P.R. Harvey's enhanced benefits for service up to the Completion Date, in respect of benefits that are approved by the PSO.

       In the event that the Completion Date is after 31st December, 2001, the amount of (pound)1,000,000 shall be increased by such an amount to reflect this delay as shall be agreed between TXUEG's Actuary and the Buyer's Actuary.

3      BUYER'S SCHEME

(A)    PARTICULARS OF SCHEME

       Not later than three months before the Joining Date the Buyer shall:

       (a)    procure that EE shall participate in the Buyer's Scheme; and

       (b) provide to TXUEG particulars of the group of the ESPS that the Buyer intends to be the Buyer's Scheme for the purposes of this schedule. For Members entitled to or accruing defined benefits other than just lump sum death in service benefits, the scheme (or each such scheme) must be a scheme which as at the Due Payment Date satisfies the terms of paragraph 3(B) below.

(B)

(a)    General conditions
       ------------------

       The Buyer will procure that at the Joining Date the Buyer's Scheme:

       (i)    is established and wholly administered in the United Kingdom;

       (ii) is Exempt Approved under chapter 1 of part XIV of ICTA 1988 (or designed so as to be capable of such approval) as an occupational defined benefits scheme; and

       (iii) is contracted-out and a scheme to which the Pension Scheme is permitted by law to make a transfer payment in respect of the entire rights under the Pension Scheme of the Transferring Members (including rights to guaranteed minimum pensions and section 9(2B) rights).

(b)    Future service benefits
       -----------------------

       The Buyer will, and will procure that the Buyer's Scheme will, make the offers described below and provide as at and from the Joining Date the benefits described below in respect of persons who accept the offers. Each Employee will be offered, in relation to employment from and after the Joining Date, membership of the Buyer's Scheme on the following basis:

       (i) with benefits that TXUEG's Actuary and the Buyer's Actuary shall agree mirror those that would prospectively have been provided (including where such benefits comprise enhancements granted on an individual basis for the Senior Manager) by the Pension Scheme to and in respect of that Member if he had continued in membership after the Joining Date (assuming that the Pension Scheme and the Senior Manager's enhanced benefits are not altered after the date of this agreement except as mentioned in any document disclosed to the Buyer as part of the transaction in which this agreement was made) and taking account of the required amounts of Members' contributions including the current member contribution reduction until 31st March 2002 but not any member contribution reduction thereafter. The offer will not be conditional on the Employee agreeing to transfer to the Buyer's Scheme the value of his accrued rights in the Pension Scheme;

       (ii) the Buyer will procure that Members at the Completion Date can continue to convert AVCs into benefits on the same terms applicable in the Pension Scheme at the Completion Date. Where a Transferring Member was purchasing added years while participating in the Pension Scheme, the Buyer will make arrangements that mirror those under the Buyer's Scheme.

(c)    Past service benefits
       ---------------------

       (i) The Buyer will, and will procure that the Buyer's Scheme will, make the offers described below and, in consideration of receipt of the Transfer Amount, provide the benefits described below in respect of persons who accept the offers.

       (ii) Each person who is an Employee and a Member at the Joining Date in respect of his Contributing Service in the Pension Scheme will be offered benefits that TXUEG's Actuary and the Buyer's Actuary shall agree mirror those applying (including where such benefits comprise enhancements granted on an individual basis for the Senior Manager) for and in respect of him under the Pension Scheme immediately before the Joining Date in relation to his Contributing Service.

       (iii) Each person referred to above who has paid AVCs will, subject to receipt of assets representing the person's AVCs, be offered benefits which are at least equal in value to the amount to be paid by the Pension Scheme to the Buyer's Scheme in respect of AVCs and provide such benefits (in addition to any others) for and in respect of each such person who becomes a Transferring Member.

       (iv) In respect of additional voluntary contributions to the Pension Scheme that have been made to buy added years under that scheme, the Buyer shall offer benefits that mirror the extent permitted by the PSO, those provided in the Pension Scheme with respect to the same service and contributions. To the extent that benefits of Protected Persons cannot be mirrored because of PSO limits, benefits of equal value to those that cannot be mirrored will be provided in the Buyer's Scheme to the extent possible within PSO limits.

       (v) The Buyer shall procure that the Buyer's Scheme contains a rule the same as Rule 8(3) of the Rules with respect to the benefits that Employees who are Members who join the Buyer's Scheme accrue under the Buyer's Scheme based on the level of Salary that would have applied for the purpose of the option under that Rule 8(3) had the Employee continued as a Member.

       (vi) The Buyer shall procure that each Transferring Member is given the same period of (in terms of months and years) Contributing Service as that which that Transferring Member had under the Pension Scheme.

4      NOTICES TO EMPLOYEES

(A) Not later than two months before the Joining Date the Buyer will issue a notice in a form agreed by TXUEG and the Buyer (such agreement not to be unreasonably withheld or delayed) to the Employees who are Members inviting them to join the Buyer's Scheme for future service and offering them the ability to transfer the value of their accrued rights under the Pension Scheme to the Buyer's Scheme by completing an Option Form, such Option Form to be returned no later than one week before the Joining Date. The notice shall explain the options available to the persons concerned under the Pension Scheme in respect of their accrued rights.

(B) This paragraph 4 shall not apply where the Joining Date is accelerated because of the Buyer's default. The Buyer shall supply to TXUEG the draft notice for TXUEG's comments three weeks before the draft notice shall be issued to Members. TXUEG shall supply its comments on the draft notice to the Buyer within two weeks of its receipt. The Buyer will then submit a further draft to TXUEG having considered TXUEG's comments for final agreement within one week, such agreement not to be unreasonably withheld. The Buyer will issue the notice and the Option Form to the relevant Employees as soon as reasonably practicable thereafter.

(C) The parties acknowledge the obligations of the Pension Scheme under Regulation 27A of the Occupational Pension Schemes (Preservation of Benefit) Regulations 1991 and will co-operate with each other and the Pension Scheme with a view to assisting the Pension Scheme in complying with that Regulation.

5      CALCULATION OF TRANSFER AMOUNT

       The Buyer shall provide to TXUEG any documents and information which is reasonably required for the calculation of the Transfer Amount. TXUEG's Actuary will calculate the Transfer Amount as soon as reasonably practicable and in any event within two months following the Joining Date or two months following receipt of the documents and information required for the calculation of the Transfer Amount if later. As soon as reasonably practicable and in any event within 14 days after TXUEG's Actuary has calculated the Transfer Amount (excluding the amount of the interest and Investment Adjustment but including particulars of the manner in which they are to be calculated) TXUEG will notify the Buyer of the result of that calculation and supply to the Buyer's Actuary particulars of the calculation and the data on which it is based which he reasonably requires to enable him to check that the calculation is mathematically correct and made in accordance with the provisions of this schedule. The Buyer's Actuary has one month from the date on which those particulars and data have been supplied to him in which he may raise any objection that the calculation is incorrect. The calculation will be final and binding on TXUEG and the Buyer on the later of:

       (i) if the Buyer's Actuary raises no objection within the terms mentioned above, the expiry of the period mentioned above in which he may raise an objection;

       (ii) if the Buyer's Actuary raises an objection as mentioned above, the date of a subsequent written agreement between TXUEG's Actuary and the Buyer's Actuary that the calculation (or revised calculation) is correct; or

       (iii) if a reference is made to an independent actuary under paragraph 12 below, the date of his determination of the disputed issue.

6      TRANSFER OF TRANSFER AMOUNT AND AVCS

(A) TXUEG will use all reasonable endeavours to procure that on the Due Payment Date the Pension Scheme transfers to the Buyer's Scheme the Transfer Amount and the assets representing, as at the date of transfer, the AVCs paid by the Transferring Members together with the accrued investment returns on such AVCs.

(B) The Buyer will seek promptly from the Board of Inland Revenue approval to the transfer of assets from the Pension Scheme to the Buyer's Scheme in respect of the Transferring Members and, at the Buyer's request, TXUEG will supply promptly to the Buyer the documents and information which the Buyer reasonably requires for this purpose.

7      FORM OF TRANSFER

       TXUEG and the Buyer will use all reasonable endeavours to secure agreement between the Pension Scheme and the Buyer's Scheme respectively as to the particular assets to be transferred representing the Transfer Amount. If agreement is not reached by the Due Payment Date, a transfer will be made in cash with a reduction of 1 per cent. Any securities to be transferred will be valued at the mid-market price at the close of business on The London Stock Exchange on the day before the date of transfer.

8      PAYMENTS BY EE HOLDCO AND BUYER

(A) If the Transfer Amount is not transferred in full to the Buyer's Scheme within one week after the Due Payment Date as provided for in paragraph 6 above, EE Holdco shall, subject to sub-paragraphs (B) and (C) below, not later than one month after receipt of a written demand from the Buyer, pay to the Buyer, by way of an adjustment of the Purchase Price, the following amount:

       (a) if some assets have been transferred from the Pension Scheme to the Buyer's Scheme (whether before or after that written demand is received) - the amount by which the Transfer Amount (calculated as at the date on which those assets were transferred) exceeds the value so transferred but the excess for this purpose shall:

              (i) be the excess adjusted by the Investment Adjustment from (and including) the date of that transfer up to (but excluding) the date of payment by EE Holdco pursuant to this sub-paragraph; and

              (ii) be reduced (after the adjustment in sub-paragraph (i) above) if, despite some assets having been transferred to the Buyer's Scheme, any benefit remains payable to or in respect of a Transferring Member under the Pension Scheme; the reduction will be by the aggregate of the cash equivalents of those benefits; or

       (b) if no assets have been transferred - the amount by which the Transfer Amount (calculated as at the date on which payment is made to the Buyer in accordance with this sub-paragraph) exceeds the aggregate of the cash equivalents of the benefits remaining payable to or in respect of the Transferring Members under the Pension Scheme when payment is made in accordance with this sub-paragraph;

       less (in either case):

       (c) any amount due after any Investment Adjustment from the Buyer to EE Holdco or the Pension Scheme under this schedule.

       For the purpose of this sub-paragraph each of the Transferring Members in respect of whom benefits are so payable shall be deemed to have a right to a cash equivalent.

       The amount derived under sub-paragraphs (a) to (c) above is referred to below as the "SHORTFALL".

(B) If any of the Transfer Conditions ceases to be fulfilled or effective, the Buyer shall not demand payment pursuant to sub-paragraph (A) above and the time limit referred to in sub-paragraph (A) above will not commence, or (if any of the Transfer Conditions cease to be fulfilled or effective after the time limit has started to run) will be suspended, until all those conditions are again fulfilled and effective.

(C) No payment shall be due from EE Holdco pursuant to sub-paragraph (A) above if the reason for the Transfer Amount (or part of it) not having been transferred to the Buyer's Scheme by the expiry of the time limit referred to above is the failure of the Buyer's Scheme for whatever reason to accept the whole or any part of the Transfer Amount or if the reason is any other reason outside the control of EE Holdco or the Pension Scheme but, if no payment is due from EE Holdco because of any such other reason outside the control of EE Holdco or the Pension Scheme, payment will become due (subject to the other provisions of this paragraph) if and when such reason ceases to exist.

(D) If payment is made by EE Holdco in accordance with sub-paragraph (A) above the amount of that payment will be deducted from the amount otherwise payable under paragraph 6 of this schedule.

(E)    If EE Holdco pays to the Buyer an amount pursuant to this paragraph:

       (i) forthwith following EE Holdco making the payment the Buyer shall procure that an amount equal to the payment shall be contributed to the Buyer's Scheme; and

       (ii) the Buyer, EE and all members of the Buyer's Group shall take all reasonable steps (including the claiming of any relevant deduction from profits and any repayment of tax) to maximise the Aggregate Tax Benefit, and the Buyer shall, 14 days after the earlier of the date on which the Aggregate Tax Benefit has been finally determined by the Inland Revenue (allowing for the maximum permitted spread under accounting principles and ICTA 1988) and the date which falls 4 years after the Completion Date (in which case it shall be a best estimate of the Aggregate Tax Benefit agreed between the Buyer and EE Holdco), pay to EE Holdco, by way of adjustment to the Purchase Price, an amount equal to the Aggregate Tax Benefit, adjusted (if payment is not made within the 14 day period) by the Investment Adjustment from (and including) the earlier of those two dates to (but excluding) the date of payment.

(F)    (a)    Subject to paragraph (F)(b), if, for a reason outside TXUEG's control, the value of the aggregate of the assets transferred by the Pension Scheme to the Buyer's Scheme and the assets transferred by EE Holdco to the Buyer under this paragraph (in the case of non-cash assets based on the value of the assets transferred as at the date of transfer) exceeds the Transfer
              Amount, the Buyer shall, within one month of such an excess having been transferred, pay to EE Holdco, by way of an adjustment of the Purchase Price, a sum in cash equal to such excess (less a best estimate, agreed between the Buyer and EE Holdco, of the Aggregate
              Tax Benefit which the TXUEG Group has obtained or could have obtained as a result of paying the excess into the Pension Scheme by way of contribution) adjusted by the Investment Adjustment from (and including) the date of transfer of the excess to the Buyer's
              Scheme up to (but excluding) the date of payment of the excess by the Buyer to EE Holdco.

       (b) If the reason for such payment in excess of the Transfer Amount is one of manifest error, the Buyer and TXUEG will first use all reasonable endeavours (and subject to any legal and Inland Revenue restrictions) to procure that the trustees of the Buyer's Scheme return the excess to the trustees of the Pension Scheme and, to the extent that this is possible and practical, the provisions of paragraph (a) above shall not then apply.

(G)    In this paragraph 8:

       "BUYER'S GROUP" means the Buyer and any company which is a member of the same group of companies as the Buyer for the purposes of Chapter IV of
       Part X of ICTA 1988 and "member of the Buyer's Group" means any such company.

       "TXUEG'S GROUP" means TXUEG and any company which is a member of the same group of companies as TXUEG for the purposes of Chapter IV of Part X of ICTA 1988 and "member of TXUEG's Group" means any such company.

       "TAX BENEFIT" means the aggregate of the amount by which the relevant company's liability to pay corporation tax is or will be reduced and the amount of any repayment of corporation tax to which the relevant company is or will be entitled, which, in either case, arises as a result of the contribution referred to in paragraph (E)(i) or F(a) above (including any such reduction or right which is attributable to a surrender by way of group relief or consortium relief under sections 402 to 413, ICTA 1988 of a loss which arises as a result of the payment of the contribution); and

       "AGGREGATE TAX BENEFIT" means, in (E) above, the aggregate of any Tax Benefits arising to the Buyer, EE and the Buyer's Group in respect of the contribution referred to in (E)(i) above and in (F) above the aggregate of the actual Tax Benefit (or potential Tax Benefit that would have arisen if the contribution had been paid into the Pension Scheme) arising to EE Holdco and any member of the TXUEG Group in respect of the contribution referred to in (F)(a) above.

9      TXUEG'S PROTECTION

(A)    In this paragraph:

       "CLAIM" means a claim by a Claimant relating to:

       (a)    any Relevant Benefit; and/or

       (b) access to any Relevant Benefit or to a scheme providing any Relevant Benefit,

       attributable to employment from and after Completion and, in the case of a Transferring Member (or any person claiming through or in respect of him), attributable to employment before Completion but only in connection with guaranteed minimum pensions and equalisation of access to any scheme that comprises any Relevant Benefits), which it is alleged TXUEG or the Pension Scheme is liable to provide for or in respect of a Transferring Member.

       "CLAIMANT" means an Employee or any person claiming benefit through or in respect of him.

       "LIABILITY" includes any compensation, damage, loss or requirement of any court, industrial tribunal or Pensions Ombudsman order, award or direction, and costs and expenses properly incurred.

       "LIABILITY AMOUNT" means the amount of any Liability incurred or sustained by TXUEG or any member of the Pension Scheme or the Pension Scheme arising out of or in connection with a Claim by a Claimant.

       "RELEVANT BENEFIT" is construed in accordance with section 612 of the Income and Corporation Taxes Act 1988.

(B) The Buyer will indemnify, and keep indemnified on an after tax basis, TXUEG, each member of the TXUEG Group and the Pension Scheme against any Liability Amount.

(C) To the extent that this indemnity relates to a Claim against a member of the TXUEG Group (other than TXUEG) or the Pension Scheme, TXUEG holds the benefit of the indemnity as trustee for that member or the Pension Scheme (as the case may be). Without prejudice to the ability of that person to enforce the indemnity, TXUEG as trustee for him may enforce the indemnity. The consent of any of the TXUEG Group or the Pension Scheme shall not be necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this paragraph 9.

(D) In quantifying any Liability Amount, the assumptions in the Actuary's Letter shall be applied as nearly as practicable and, in default of agreement as to how it should apply, the disagreement shall be resolved in accordance with paragraph 12.

(E) If TXUEG becomes aware of any claim, action or demand brought or made by anyone against TXUEG or the Pension Scheme or a matter which is reasonably likely to give rise to such a claim, action or demand, TXUEG shall promptly give written notice to the Buyer of such a claim, action or demand. The Buyer shall be wholly responsible for the conduct of such a claim and may settle or compromise any such claim if it thinks fit. TXUEG shall give the Buyer any such information, document and access to persons as the Buyer may reasonably request to enable the Buyer to deal with such claims.

10     BUYER'S PROTECTION

(A) If for any reason the transfer scheme made by EE and approved by the Secretary of State for Trade and Industry which had an effective date of 1st October 2001 under Part I of Schedule 7 to the Utilities Act 2000 did not effectively transfer to TXU UK Limited all liabilities (including contingent and future liabilities) to protected persons under or arising out of Regulation 19 of the Electricity (Protected Persons) England and Wales Regulations 1990 as a successor company within the meaning of those Regulations, EE Holdco and TXUEG shall indemnify the Buyer and EE and keep them indemnified on an after tax basis against all such liabilities.

(B) Other than in respect of the Buyer's payment of employer's contributions during the Participation Period as set out in this schedule, TXUEG shall indemnify the Buyer on an after tax basis against all costs, liabilities and expenses arising or which may arise out of the operation of section 75 of the Pensions Act 1995 in respect of the Participation Period, except where such cost is attributable to an act or omission of the Buyer or any of EE, 24 Seven Utility Services Limited and 24 Seven Contract Services Limited or any of the Buyer's Group.

11     NO ASSISTANCE

       The Buyer agrees that it will not, and will procure that the Buyer's Scheme and the Buyer's Group will not, take any action or provide any assistance to any person (direct or indirect) which might result in the Pension Scheme transferring a smaller or a larger amount than the Transfer Amount and the assets representing Transferring Members' AVCs to the Buyer's Scheme. This undertaking does not apply to any obligation that the Buyer or the Buyer's Scheme may have to pay the costs or the expenses of the trustees or members of the Buyer's Scheme or where the Buyer or the Buyer's Scheme is under a legal obligation to provide information to any party.

12     DISPUTES

(A) Any dispute between TXUEG and the Buyer or between TXUEG's Actuary and the Buyer's Actuary concerning the calculation of the Transfer Amount or compliance with paragraph 2, 3 and paragraph 9 above as it relates to the actuarial assumptions described in paragraph 9(D) shall, in the absence of agreement between them within one month of the party concerned having notified the other in writing of the dispute, be referred to an independent actuary chosen by agreement between TXUEG and the Buyer or, failing agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of either party. The independent actuary shall determine the disputed matter in accordance with this schedule (including the Actuary's Letter) acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent Actuary and of the President shall be borne equally between TXUEG and the Buyer, except that the independent actuary shall have power to determine, at the request of either of TXUEG or the Buyer, that the fees and expenses shall be borne exclusively by TXUEG or the Buyer or in such proportions as the independent actuary may determine and any such determination shall be final and binding.

(B) Any dispute between TXUEG and the Buyer concerning the calculation of the Aggregate Tax Benefit for the purpose of paragraph 8 shall, in the absence of agreement between them within one month of the party concerned having notified the other in writing of the dispute, be referred to an independent accountant chosen by agreement between TXUEG and the Buyer or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants, at the instance of either party. The independent accountant shall determine the disputed matter acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent accountant and of the President shall be borne equally between TXUEG and the Buyer, except that the independent accountant shall have power to determine, at the request of either of TXUEG or the Buyer, that the fees and expenses shall be borne exclusively by TXUEG or the Buyer or in such proportions as the independent accountant may determine and any such determination shall be final and binding.

13     UNDERTAKING

       The Buyer shall co-operate with TXUEG in order to enable TXUEG to obtain a new contracting-out certificate in its name or the name of any member of the TXUEG Group.

14     WARRANTIES

(A) Except pursuant to the Pension Scheme, EE has not paid, provided or contributed towards, and EE is not under any obligation and no proposal has been announced to pay, provide or contribute towards, any relevant benefit, as defined in section 612, ICTA 1988, for or in respect of any Employee or any spouse, child or dependant of any Employee.

(B) The documents identified in the Disclosure Letter comprise the documents governing the Pension Scheme in respect of the Employees including the written communications to the Employees describing the terms of the Pension Scheme (other than routine benefit statements) of current effect and also including the particulars of any enhancements in respect of any Employee and of any current discretionary practice during the period of EE's membership of the Guarantor's Group under which the Employee's benefits may be enhanced.

(C) Membership data relating to Employees who are members of the Pension Scheme has been supplied to the Purchaser and is materially correct.

(D) So far as EE Holdco is aware, there is no dispute about the benefits payable under the Pension Scheme in respect of any Employee and so far as EE Holdco is aware there are no circumstances which would give rise to any such dispute.

(E) Except in relation to guaranteed minimum pensions, so far as EE Holdco is aware, the Pension Scheme complies with all applicable laws, regulations and Inland Revenue requirements which relate to any Employee in respect of their membership of the Pension Scheme.

(F) The Pension Scheme is approved as an exempt approved scheme (within the meaning of section 592 Taxes Act 1988) and is contracted out as to the ESPS on a reference scheme basis. A contracting out certificate (within the meaning of section 7 of the Pensions Scheme Act 1993) is in force in respect of the Pension Scheme.

                                   APPENDIX A
                                   OPTION FORM

TO BE COMPLETED AND RETURNED TO [               ] BY [                   ]

To:      The trustees of the Pension Scheme (the "[           ] SCHEME")


I have read and understood the notice dated [ ], in which the [Buyer's Scheme] (the "[ ] SCHEME") has offered to provide benefits in respect of my Pensionable Service/Contributing Service under the Pension Scheme up to [Joining Date] and in which the options available to me in respect of my accrued rights under the Pension Scheme have been explained.

I have had the opportunity to take independent financial advice before completing this form.

PLEASE SPECIFY WHICH ONE OF THE OPTIONS YOU SELECT BY TICKING THE BOX ALONGSIDE IT AND THEN SIGNING AND COMPLETING THIS FORM

OPTION A - TRANSFER TO [BUYER'S] SCHEME

I have applied to become a member of the Buyer's Scheme
with effect on and from the Joining Date. I request the
trustees of the Pension Scheme to transfer the value of
all benefits relating to my membership of the Pension                 -----
Scheme which have accrued to or in respect of me under the
Pension Scheme to the trustees of the [Buyer's] Scheme to              BOX
secure benefits for me as mentioned in the notice referred
to above. I understand and acknowledge that in complying              -----
with this request the trustees of the Pension Scheme will be discharged from any obligation to provide benefits to me or any person claiming under me or in respect of my membership.


B - OTHER OPTIONS

I do not want to transfer the value of my accrued benefits to
the Buyer's Scheme. I request the Pension Scheme to send me           -----
further details of the alternative options which I have.
                                                                       BOX

                                                                      -----

IMPORTANT - PLEASE NOTE THAT THE BENEFITS OFFERED IN OPTION A WILL BE AVAILABLE ONLY IF THIS FORM IS RETURNED, DULY COMPLETED, BY

Signature ......................     Date ................................

Name ........................... )
                                 ) block capitals
Address ........................ )   National Insurance No. ..............

                                  APPENDIX B


BACON & WOODROW

Actuaries and Consultants

Ivy House, 107 St. Peter's Street, St. Albans, Herts, AL1 3EW
Tel: +44 1727 855566 Fax: +44 1727 814343
www.bacon-woodrow.com

      PRIVATE & CONFIDENTIAL

      16 November 2001

      Mr. I. Edwards
      Bacon & Woodrow
      Parkside House                                   Our ref:CAG/saf/0537-doc
      Ashley Road
      Epsom
      Surrey
      KT18 5BS


      Dear Ian:

      Project Wing (EE)

      This is the Actuary's Letter referred to in Schedule 5 of the Agreement relating to Pensions.

      Yours sincerely
      For Bacon & Woodrow

      /s/C. A. Groves
      -----------------
      Mrs. C. A. Groves
      (TXUEG's Actuary)

      Countersigned

      /s/I. Edwards
      ----------------
      Mr. I. Edwards
      (Buyer's Actuary)

      Enc.

BACON & WOODROW

Actuaries and Consultants

                                      TXU

  Actuarial Methods and Assumptions for the calculation of the Transfer Amount for Pension Scheme members as defined in Schedule 5 Pensions.

1.    Actuarial Method

      The past service liabilities will be calculated for the Transferring Members in accordance with the actuarial assumptions set out in section 2 below using pensionable service to and Salary or Pensionable Salary (as the case requires) over the year to the Completion Date, and adjusted to the Actual Payment Date in accordance with the provisions in sections 3 and 4 below. The past service liabilities will be based on the benefit structure applying for and in respect of each Transferring Member immediately prior to the Completion Date.

      For this purpose pensionable service includes any additional service resulting from a previous transfer in or the accrued part of any added years secured by additional member contributions. In the event that a Transferring Member's Salary or Pensionable Salary represents less than a full year, it should be grossed up to the annual equivalent.

      For the avoidance of doubt the past service liabilities shall include the accrued element of the Transferring Member's ill health pension and death in service pensions. It shall take no account of benefits for service after the Completion Date.

2.    Actuarial Assumptions

      Investment return              The annualized gross redemption yield on
                                     the FT-Actuaries 20 Year Gilt Index (at
                                     close of business on the day before the
                                     Completion Date), plus 1.75% pa prior to retirement/0.75% pa after retirement, rounded to the nearest 0.01% pa compound

      Increases in prices            100 x [[(1+G)/(1+I)-1]% pa where G is the
                                     annualized gross redemption yield on the FT-Actuaries 20 Year Gilt Index (at close of business on the day before the Completion Date), and I is the arithmetic average of the annualized gross redemption yields on the FT-Actuaries Over 5 Year
                                     Index-Linked Gilt Index with 0% and 5%
                                     inflation (at close of business on the day before the Completion Date), respectively.
                                     The figure shall be rounded to the nearest
                                     0.01% pa compound

      Salary or Pensionable          1.0% pa (with no averaging at the
      Salary increases in            annualized date of exit from active
      excess of increases in         membership) plus an allowance for
      prices                         promotional increases in line with the
                                     attached table

      Increases in Section           1.0% pa
      148 Orders in excess of
      increases in prices

      Increases to pensions          In line with increases in prices plus 0.2%
      once in payment                pa on pensions in excess of GMP's

                                     Nil on GMP's accrued before 6 April 1988

                                     In line with increases in prices, less
                                     0.4% pa, on GMP's accrued after 6 April
                                     1988

      Increases to pensions          In line with increases in prices on
      and lump sums in deferment     pensions in excess of GMP's

BACON & WOODROW

Actuaries and Consultants

      Withdrawals                    In accordance with attached table

      Age basis                      Age nearest birthday

      Death in service and in        In accordance with standard tables,
      deferment                      adjusted as follows:

                                     Males             75% of AM92 unrated

                                     Females           75% of AF92 unrated

      Retirement in normal           Average age at retirement is assumed to be
      health                         60 for all members

      Retirement from                At the member's Normal Pension Age
      deferment                      applying under the Rules of the Scheme,
                                     with a 17% reduction for early payment of pre-17 May 1990 benefits for pre-1 April
                                     1988 male joiners under ESPS

      Retirement in  ill-health      In accordance with attached table
     (for ESPS members only)

      Death after retirement         In accordance with the standard table
                                     PMA92/PFA92 (base year 2020), related up in age as follows:

                                     Males (normal health)         + 1 year
                                     Males (ill-health)            + 9 years
                                     Females (normal health)       + 2 years
                                     Females (ill-health)          + 9 years
                                     Widows                        + 2 years
                                     Widowers                      + 2 years

      Family Details                 90% of members are assumed to be married
                                     at retirement or death before retirement.
                                     A man is assumed to be 2 years older than his wife.

3.    Market Value Adjustment

      The liabilities assessed using the above actuarial assumptions shall be increased to the Actual Payment Date by assuming investment at the Completion Date in the following indices:

      1.    80% in the FT-Actuaries All-Share index

      2.    20% in the FT-Actuaries 5-15 Years Fixed Interest Gilt index.

      The value shall be increased to the Actual Payment Date by reference to the published total return indices reduced by 0.1% pa to allow for investment expenses. More precisely, the total return on the portion in each of 1 and 2 above before reduction for investment expenses will be determined as the total return index at close of business on the last working day before the Actual Payment Date divided by the total return index at close business on the last working day before the Completion Date. The market value of the liabilities at the Actual Payment Date is then the product of a) and b) below reduced by 0.1% pa between Completion Date and Actual Payment Date.

                a)    the market value of the liabilities at Completion Date

                b) the sum of the ratios of the relevant total return indices multiplied by the national investment in those indices at the Completion Date.


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BACON & WOODROW

Actuaries and Consultants

4.    Transfer Amount

      The Transfer Amount at the Actual Payment Date will be:

      a) the value of the liabilities at the Actual Payment Date as calculated under 3 above, plus

      b) the Members' Contributions less the Retained Costs having adjusted each net contribution between the day of receipt by the Pension Scheme of the relevant contribution to the Actual Payment Date, by the ratio of the total return index of the FT-Actuaries All-Share index at close of business on the last working day before the Actual Payment Date to the total return index of the FT-Actuaries All-Share index at close of business on the last working day before the day of receipt by the Pension Scheme of the relevant contribution.

      c) the value, if any, at Joining Date calculated using the actuarial assumptions in 2 above of contributions at the rate of 1% of Salaries payable monthly in arrears from Completion Date to 31 March 2002 in respect of Transferring Members who were Members of the Eastern Group of ESPS on 31 March 1999 and who remain as such immediately before Joining Date and who agree to join the Buyer's Scheme from the Joining Date. This value shall be adjusted between Joining Date to the Actual Payment Date by the ratio of the total return index of the FT-Actuaries All-Share Index at close of business on the last working day before Actual Payment Date to the total return index of the FT-Actuaries All-Share index at close of business on the last working day before Joining Date.


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BACON & WOODROW

Actuaries and Consultants

                                       TXU

          ACTUARIAL ASSUMPTIONS -- TABLE OF ASSUMED RATES OF ILL-HEALTH
            RETIREMENT, WITHDRAWALS AND PROMOTIONAL SALARY INCREASES

                  ILL-HEALTH(1)          WITHDRAWALS(1)        PROMOTIONAL
                                                               SALARY SCALE

    AGE        MALES     FEMALES   MALES       FEMALES        MALES & FEMALES
    20           0          0      7,500       15,000               1,000
    21           0          0      7,500       15,000               1,070
    22           0          0      7,500       15,000               1,114
    23           0          0      7,620       14,678               1,224
    24           0          0      7,358       15,188               1,309
    25          33          0      6,420       15,345               1,400
    26          40          0      5,828       15,728               1,449
    27          40          0      5,228       15,833               1,499
    28          47          0      4,628       15,645               1,551
    29          47          0      4,238       14,948               1,604
    30          58         45      3,855       13,905               1,660
    31          65         60      3,473       12,555               1,702
    32          73         75      3,113       11,235               1,745
    33          87         90      2,783        9,960               1,789
    34          95        105      2,535        9,195               1,834
    35         102        120      2,310        8,490               1,880
    36         117        135      2,123        7,845               1,922
    37         127        150      1,943        7,290               1,965
    38         143        180      1,778        6,818               2,009
    39         162        210      1,665        6,270               2,054
    40         180        240      1,568        5,813               2,100
    41         207        270      1,478        5,415               2,129
    42         233        300      1,395        5,048               2,159
    43         260        360      1,313        4,688               2,189
    44         287        420      1,238        4,320               2,219
    45         312        480      1,163        3,968               2,250
    46         345        540      1,080        3,630               2,266
    47         392        600      1,005        3,308               2,282
    48         432        630        923        2,993               2,298
    49         497        660        833        2,773               2,314
    50         590        690        750        2,498               2,330
    51         710        720          0            0               2,330
    52         828        750          0            0               2,330
    53         968      1,050          0            0               2,330
    54       1,148      1,350          0            0               2,330
    55       1,347      1,650          0            0               2,330
    56       1,598      1,950          0            0               2,330
    57       1,877      2,250          0            0               2,330
    58       2,235      2,550          0            0               2,330
    59       2,672      2,850          0            0               2,330
    60       3,235      3,150          0            0               2,330
    61       3,925      3,450          0            0               2,330
    62       4,687      3,750          0            0               2,330
    63        0.00       0.00          0            0               2,330

(Footnote)

1. The figures shown are the number of ill-health retirements and withdrawals during the year per 100,000 members at the beginning of each year.


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                                   SCHEDULE 6
                                  CLAWBACK SUM

1      INTERPRETATION

1.1    For the purposes of this schedule

       "CLAWBACK ACQUISITION" means each acquisition by a Purchaser of a Clawback Property under the Option Agreement;

       "CLAWBACK COMPLETION" means the actual completion each Clawback Acquisition;

       "CLAWBACK PROPERTY" means any Property which has been acquired by 24 Seven or its nominee pursuant to the provisions of clauses 2 and 3 of the Option Agreement;

       "CLAWBACK SUM" means, in respect of each Clawback Property, which is the subject of a Disposal, the amount calculated in accordance with paragraph
       2.6 of this schedule;

       "CONSIDERATION" means (subject to paragraphs 2.3 and 2.4 of this schedule) the full amount of any consideration including money or money's worth when received;

       "COSTS" means the total of:

       (a) reasonable legal and surveyor's costs, stamp duty and Land Registry fees (as applicable) on each Clawback Acquisition and each subsequent Disposal of any part; and

       (b)    the reasonable marketing costs of any part of each Clawback
              Property,

       but deducting from that amount any income received from such Clawback Property from Completion until date of the Disposal;

       "DISPOSAL" means (subject to paragraph 2.4 of this schedule) disposal by a Purchaser to a person other than a member of the Buyer's Group of any interest in each Clawback Property (or any part of it) and includes (without prejudice to the generality of the foregoing) any sale, lease (granted at a fine or premium) or sub-lease (granted at a fine or premium), assignment or transfer, the grant of an option or similar right or the creation of a trust or other equitable interest in favour of a third party or entry into an agreement to do any of the foregoing but shall not include the disposal of any part of a Clawback Property once it has been (or with provisions for it to be) developed by the Purchaser by its refurbishment or by the construction by the Purchaser of any new building or infrastructure works or by the demolition of any buildings on the relevant part of a Clawback Property (and its disposal subsequent to that demolition on it) which materially increases its value;

       "PURCHASE PRICE" has the meaning given to it in the Option Agreement;

       "PURCHASER" means the purchasing entity specified in any Call Option Exercise Notice and shall include any person in the same Group as such entity to whom any part of the Clawback Property has been transferred; and

       "RELEVANT PERIOD" means, in respect of each Clawback Property, the period of five years commencing on the date referred to in clause 7.5.1.

1.2 Unless otherwise defined herein, terms and expressions used in this schedule shall have the same meanings as set out in the Option Agreement.

2      CALCULATION OF CLAWBACK SUM

2.1 Whenever the Purchaser makes a Disposal in the Relevant Period the Buyer shall notify EE Holdco of that fact in writing within five Business Days of such Disposal and the notice shall include details of the Disposal


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


       including the amount of the Consideration, the date when the Consideration is payable the identity of the other party and a certified copy of all relevant documentation relating to such Disposal.

2.2 Following the service of such a notice the Purchaser shall co-operate with and answer all reasonable enquiries raised by EE Holdco which relate to the Disposal which was subject to such notice.

2.3 If any Disposal is made at less than open market value then the Consideration for the Disposal shall be deemed to be the amount which would have been received had the transaction been at open market value (at the date of the Disposal).

2.4 If any Purchaser ceases to be a member of the Buyer's Group at any time during the Relevant Period applicable to any Clawback Property owned by that Purchaser:

       (a) such cessation shall constitute a Disposal for the purpose of this schedule;

       (b) each Clawback Property owned by such Purchaser shall be deemed to be the subject of a Disposal; and

       (c) the Consideration attributable to the Disposal shall be equal to the open market value of all Clawback Properties owned by such Purchaser (at the date of the Disposal).

2.5 The Purchaser shall co-operate with and provide all information to EE Holdco which EE Holdco reasonably requires in order to ascertain the Clawback Sum and shall act bona fide in all matters relating thereto.

2.6 EE Holdco and the Purchaser shall agree, on the basis of the foregoing and not later than 14 days after the date of a Disposal (failing which paragraph 3 shall apply), the amount (if any, such amount being the "CLAWBACK SUM") which is equal to (x) the Consideration for the Disposal less (y) the aggregate of the Purchase Price and Costs.

3      DISPUTES

3.1 Any dispute arising between the parties in relation to the Clawback Sum (including, without limitation, the open market value of any Clawback Property) may be referred by either Party to either:

       (a)    an Independent Valuer; or

       (b) so far as any such dispute relates to matters of accounting (including the calculation of but not the amount of the Clawback
              Sum) and otherwise to matters usually and properly within the knowledge of a chartered accountant or auditor be referred to a chartered accountant (the "ACCOUNTANT") agreed upon by the parties hereto but in default of agreement nominated on the application of either EE Holdco or the Purchaser or both of them jointly by the President of the Institute of Chartered Accountants in England and Wales

3.2 The Independent Valuer and/or Accountant (the "ARBITRATOR") shall act as an arbitrator in accordance with the Arbitration Act 1996 unless EE Holdco specifies otherwise in writing in which case he shall:

       (a)    act as an expert; and

       (b) allow the parties a reasonable opportunity of making representations to him; and

       (c)    take those representations into account; and

       (d) if required by either party give written reasons for his determination.


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


3.3 The award of the Arbitrator shall be binding on the parties and the costs of the reference to him and of his determination shall lie in his award.


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EXECUTION PAGE

EE HOLDCO
---------

SIGNED BY                               )
FOR AND ON BEHALF OF                    )    KEN MCLEOD
EASTERN ELECTRICITY HOLDINGS LIMITED    )    ..................................
                                             Director/Duly authorised

THE GUARANTOR
-------------

SIGNED BY                               )
FOR AND ON BEHALF OF                    )    KEN MCLEOD
TXU EUROPE GROUP PLC                    )    ..................................
                                             Director/Duly authorised

THE BUYER
---------

SIGNED BY                               )
FOR AND ON BEHALF OF                    )    ROBERT HIGSON
LONDON ELECTRICITY GROUP PLC            )    ..................................
                                             Director/Duly authorised


                                       65